Exhibit 4.1

CUSIP Number: Deal # 429067AA9

Revolving Credit CUSIP #429067AB7

Term Loan B CUSIP #429067AC5

Term Loan C CUSIP #429067AD3

EXECUTION VERSION

$160,000,000

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of December 30, 2005,

by and among

HICKORY TECH CORPORATION,

as Borrower,

the Lenders referred to herein,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Issuing Lender,

COBANK,

as Syndication Agent,

and

U.S. BANK, NATIONAL ASSOCIATION,

as Documentation Agent

WACHOVIA CAPITAL MARKETS, LLC

as Lead Arranger and Bookrunner

i

EXHIBITS

Exhibit A-1	-	Form of Third Amended and Restated Revolving Credit Note
Exhibit A-2	-	Form of Term Loan B Note
Exhibit A-3	-	Form of Amended and Restated Term Loan C Note
Exhibit A-4	-	Form of Incremental Term Loan Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Prepayment
Exhibit D	-	Form of Notice of Conversion/Continuation
Exhibit E	-	Form of Officer’s Compliance Certificate
Exhibit F	-	Form of Assignment and Assumption
Exhibit G	-	Form of Notice of Account Designation
Exhibit H		Form of Collateral Agreement
Exhibit I		Form of Guaranty Agreement

SCHEDULES

Schedule 1.1(a)	-	Revolving Credit Commitments
Schedule 1.1(b)	-	Term Loan C Commitment
Schedule 1.1(c)	-	Existing Letters of Credit
Schedule 7.1(a)	-	Jurisdictions of Organization and Qualification
Schedule 7.1(b)	-	Subsidiaries and Capitalization
Schedule 7.1(i)	-	ERISA Plans
Schedule 7.1(l)	-	Material Contracts
Schedule 7.1(m)	-	Labor and Collective Bargaining Agreements
Schedule 7.1(q)	-	Real Property
Schedule 7.1(s)	-	Debt and Guaranty Obligations
Schedule 7.1(t)	-	Litigation
Schedule 7.1(w)		Network Agreements, FCC Licenses and PUC Authorizations
Schedule 11.2	-	Existing Liens
Schedule 11.3	-	Existing Loans, Advances and Investments

v

THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of the 30th day of December, 2005 by and among HICKORY TECH CORPORATION, a Minnesota corporation (the “Borrower”), the Lenders who are or may become a party to this Agreement, and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrower, certain financial institutions (the “Prior Lenders”) and Wachovia (formerly known as First Union, National Bank), as administrative agent therefor, are party to that certain Second Amended and Restated Credit Agreement dated as of September 21, 2000 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Prior Credit Agreement”) under the terms of which the Prior Lenders provided the Borrower with a $125,000,000 revolving credit facility and a $100,000,000 term loan facility.

The Borrower has requested, and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed to refinance the existing indebtedness under the Prior Credit Agreement on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1       Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“Administrative Agent” means Wachovia in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 13.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 14.1.

“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries.  The term “control” means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Commitment” means the aggregate amount of the Lenders’ Commitments hereunder, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof.  On the Closing Date, the Aggregate Commitment shall be One Hundred Sixty Million Dollars ($160,000,000).

“Agreement” means this Third Amended and Restated Credit Agreement, as further amended, restated, supplemented or otherwise modified from time to time.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” shall have the meaning assigned thereto in Section 5.1(c).

“Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund” means any Person (other than a natural Person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that such Approved Fund must be administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arbitration Rules” shall have the meaning assigned thereto in Section 14.6(a).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 14.10), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Authorizations” means all applications, filings, reports, documents, recordings and registrations with, and all validations, exemptions, franchises, waivers, approvals, orders or authorizations, consents, licenses, certificates and permits from, a Governmental Authority.

“Available Commitment” means, as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment less (b) such Lender’s Extensions of Credit.

“Base Rate” means, at any time, the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).

“Borrower” means Hickory Tech Corporation in its capacity as borrower hereunder.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday, Sunday or legal holiday) on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a)

and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Calculation Date” shall have the meaning assigned thereto in Section 5.1(c).

“Capital Asset” means, with respect to the Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries’ for any period, the aggregate cost of all Capital Assets acquired by any such Person during such period, as determined in accordance with GAAP; provided that for purposes of this definition, (a) the purchase price of assets that are purchased simultaneously with the trade-in or exchange of existing assets of a similar type and nature or with the application of Net Cash Proceeds from the sale or disposition of assets (to the extent permitted hereunder) or from any payment under an insurance policy or in connection with a condemnation policy shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such Net Cash Proceeds, as the case may be and (b) Permitted Acquisitions shall be excluded from Capital Expenditures.

“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Change in Control” shall have the meaning assigned thereto in Section 12.1(i).

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 6.2 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

“CoBank” shall have the meaning assigned thereto in Section 9.14.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified from time to time.

“Collateral” means the collateral security for the Obligations or the Guaranteed Obligations pledged or granted pursuant to the Security Documents.

“Collateral Agreement” means the Amended and Restated Collateral Agreement of even date herewith executed by the Borrower and the Guarantors named therein in favor of the Administrative Agent for the benefit of itself and the Lenders, substantially in the form of Exhibit H, as amended, restated, supplemented, or modified from time to time.

“Commitment” means, as to any Lender the sum of such Lender’s Revolving Credit Commitment, its Term Loan B Commitment, its Term Loan C Commitment and its Incremental Term Loan Commitment, each as applicable and as set forth opposite such Lender’s name on

Schedule 1.1.(a), Schedule 1.1(b) or the Register, as applicable, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

“Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment of all the Lenders.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Credit Facility” means the collective reference to the Revolving Credit Facility, the L/C Facility, the Term Loan Facility and the Incremental Term Loan Facility.

“Current Management Group” shall have the meaning set forth in Section 12.1(i).

“Debt” means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness for borrowed money, including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person, except trade payables arising in the ordinary course of business not more than ninety (90) days past due, (c) all obligations of any such Person as lessee under Capital Leases, (d) all Debt of any other Person secured by a Lien on any asset of any such Person, (e) all Guaranty Obligations of any such Person, (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including without limitation any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person, (g) all obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of capital stock or other securities or partnership interests of such Person, and (h) all net payment obligations incurred by any such Person pursuant to Hedging Agreements.

“Debt Service” means, with respect to the Borrower and its Subsidiaries for any period, the sum of the following, each calculated for such period on a Consolidated basis without duplication in accordance with GAAP: (a) Interest Expense plus (b) all scheduled principal payments or similar amounts required to be paid with respect to Total Debt (other than mandatory prepayments required pursuant to Section 4.5(b)).

“Default” means any of the events specified in Section 12.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, the Term Loan B, the Term Loan C or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disputes” shall have the meaning set forth in Section 14.6.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“EBITDA” means, with respect to the Borrower and its Subsidiaries for any period, the sum of the following, calculated on a Consolidated basis without duplication, in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following, to the extent deducted in determining Net Income (i) Interest Expense, (ii) income, franchise and excess profit taxes paid or payable, (iii) depreciation, amortization and other similar non-cash charges and (iv) extraordinary losses (for purposes hereof, such extraordinary losses to include any losses attributable to the sale or other disposition of any (A) Wholly Owned Subsidiary, (B) Investment Ownership Interest or (C) any other asset) less (c) any extraordinary gains (for purposes hereof, any extraordinary gains to include any gains attributable to the sale or other disposition of any (A) Wholly Owned Subsidiary, (B) Investment Ownership Interest or (C) any other asset), to the extent added in determining Net Income.  For any Permitted Acquisition or sale by the Borrower or any Subsidiary during any period of calculation, EBITDA shall be adjusted in a manner reasonably satisfactory to the Administrative Agent to give effect to such Permitted Acquisition or sale, as if such Permitted Acquisition or sale occurred on the first day of the period.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the Issuing Lender, and (iii) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of any Loan Party or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of any Loan Party or any current or former ERISA Affiliate.

“Engagement Letter” means that certain engagement letter dated July 22, 2005 among the Borrower, Wachovia and Wachovia Capital Markets, LLC.

“Enventis” means Enventis Telecom, Inc., a Minnesota corporation and a Wholly Owned subsidiary of Minnesota Power Enterprises, Inc.

“Enventis Acquisition” means the acquisition by the Borrower of the issued and outstanding capital stock of Enventis.

“Enventis Purchase Agreement” means that certain Stock Purchase Agreement dated as of November 9, 2005 between Allete, Inc., as “Parent”, Minnesota Power Enterprises, Inc., as “Shareholder” and the Borrower, as “Purchaser.”

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified.

“ERISA Affiliate” means any Person who together with any Loan Party is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 12.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excess Proceeds” shall have the meaning assigned thereto in Section 4.5(b)(v).

“Existing Interest Rate Contracts” shall mean the collective reference to (a) that certain interest rate agreement of the Borrower dated as of June 13, 2003 in the amount of $60,000,000 which matures on June 23, 2008 and (b) that certain interest rate agreement of the Borrower dated as of June 17, 2005 in the amount of $10,000,000 which matures on June 23, 2008.

“Existing Letters of Credit” shall mean all letters of credit issued under the Prior Credit Agreement and outstanding on the Closing Date and set forth on Schedule 1.1(c) attached hereto.

“Extensions of Credit” means, as to any Lender at any time (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) the aggregate principal amount of all Term Loans made by such Lender then outstanding, and (iv) the aggregate principal amount of all Incremental Term Loans made by such Lender then outstanding or (b) the making of any Loan or participation in any Letter of Credit by any Lender, as the context requires.

“FCC” means the Federal Communications Commission and any successor governmental agency performing functions similar to those performed by the Federal Communications Commission on the date hereof.

“FCC License” means any cellular, mobile telecommunications, specialized mobile radio, microwave or other license, permit, consent, certificate of compliance, franchise, approval, waiver or authorization granted or issued by the FCC.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent.  If, for any reason, such rate is not available, then “Federal Funds Rate” shall mean a daily rate which is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m.  Rates for weekends or holidays shall be the same as the rate for the most immediate preceding Business Day.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Fixed Charges” means, with respect to the Borrower and its Subsidiaries, as of any date, the sum of the following, each calculated on a Consolidated basis, without duplication, in accordance with GAAP for the period of four consecutive fiscal quarters ending on or immediately prior to such date: (a) Debt Service plus (b) Capital Expenditures, plus (c) income, and excess profit taxes paid or payable plus (d) dividends paid or payable by the Borrower pursuant to Section 11.6(b).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated (subject to Section 14.9) and consistent with the prior financial practice of the Borrower and its Subsidiaries.

“Governmental Approvals” means all Authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranteed Obligations” shall have the meaning assigned thereto in the Guaranty Agreement.

“Guarantor” means the collective reference to each Person executing the Guaranty Agreement.

“Guaranty Agreement” means the Amended and Restated Guaranty Agreement of even date herewith executed by the Guarantors in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit I as amended, restated, supplemented or otherwise modified from time to time.

“Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Applicable Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental or Common Law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass or which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Incremental Term Lender” means any Lender holding any portion of the Incremental Term Loan Commitment.

“Incremental Term Loan” shall mean any incremental term loan made to the Borrower pursuant to Section 4.4.

“Incremental Term Loan Agreement” shall mean each agreement executed pursuant to Section 4.4 by the Borrower and one or more existing Lenders or New Term Lenders not theretofore Lenders, as applicable, and acknowledged by the Administrative Agent and the Borrower, providing for an Incremental Term Loan hereunder; it being understood and agreed that any New Term Lender not theretofore a Lender shall be, as of the relevant Incremental Term Loan Effective Date, a party hereto as a Lender and have the rights and obligations of a Lender hereunder, and such agreement shall set forth the Incremental Term Loan Commitment of such Lender.

“Incremental Term Loan Commitment” shall mean (a) as to any Lender, the obligation of such Lender to make Incremental Term Loans, as applicable, to the Borrower in an aggregate principal amount not to exceed the amount described in the relevant Incremental Term Loan Agreement and as set forth opposite such Lender’s name in the Register, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate obligations of all Lenders to make the Incremental Term Loans, as such amount may be increased, reduced or otherwise modified at any time or from time to time.  The Incremental Term Loan Commitment of all Lenders as of the Closing Date shall be $0.

“Incremental Term Loan Effective Date” shall mean, with respect to any Incremental Term Loan, the date, which shall be a Business Day, on or before the applicable Incremental Term Loan Maturity Date, but no earlier than thirty (30) days after the date of delivery of the applicable Incremental Term Loan Notification, on which each of the applicable Lenders shall make such Incremental Term Loan to the Borrower pursuant to Section 4.4.

“Incremental Term Loan Facility” shall mean the incremental term loan facility established pursuant to Section 4.4.

“Incremental Term Loan Maturity Date” with respect to any Incremental Term Loan, shall have the meaning set forth in the applicable Incremental Term Loan Notification, or such earlier date as payment of the remaining outstanding principal amount of such Incremental Term Loan or of all remaining outstanding Obligations (excluding Hedging Obligations) shall be due (whether by acceleration or otherwise) in accordance with this Agreement.

“Incremental Term Loan Note” shall mean a promissory note made by the Borrower in favor of a Lender evidencing the portion of the Incremental Term Loans made by such Lender, substantially in the form of Exhibit A-4, as such promissory note may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

“Incremental Term Loan Notification” shall have the meaning assigned thereto in Section 4.4.

“Incremental Term Loan Percentage” means, as to any Lender making an Incremental Term Loan, (a) prior to making the Incremental Term Loans, the ratio of (i) the Incremental Term Loan Commitment of such Lender to (ii) the Incremental Term Loan Commitments of all Lenders making the Incremental Term Loans and (b) after the Incremental Term Loans are made, the ratio of
(i) the outstanding principal balance of the Incremental Term Loan of such Lender to (ii) the aggregate outstanding principal balance of the Incremental Term Loans of all Term Loan Lenders.

“Insurance Proceeds” shall have the meaning assigned thereto in Section 4.5(b)(iv).

“Interest Expense” means, with respect to the Borrower and its Subsidiaries for any period, aggregate interest expense thereof with respect to Total Debt (and, to the extent not included therein, interest expense attributable to Capital Leases, the commitment fees payable hereunder and any fees and charges with respect to any other Debt, and any fees, charges and other net obligations payable with respect to any Hedging Agreements), calculated on a Consolidated basis, without duplication, in accordance with GAAP.

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Investment Ownership Interests” means, with regard to any Person that is not directly or indirectly a Wholly Owned Subsidiary of the Borrower, any shares of stock of any class or any other equity ownership interest of such Person that is owned by the Borrower and/or one or more of its Subsidiaries.

“Issuing Lender” means Wachovia, in its capacity as issuer of any Letter of Credit, or any successor thereto.

“Joinder Agreement” means, collectively, each joinder agreement executed in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.

“L/C Commitment” means the lesser of (a) Ten Million Dollars ($10,000,000) and (b) the Revolving Credit Commitment.

“L/C Facility” means the letter of credit facility established pursuant to Article III hereof.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means the collective reference to all the Revolving Credit Lenders other than the Issuing Lender.

“Lenders” means each Person executing this Agreement as a Lender (including, without limitation, the Issuing Lender unless the context otherwise requires) set forth on the signature pages hereto, each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 14.10 and any New Term Lenders.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Revolving Credit Commitment Percentage, Term Loan B Commitment Percentage, Term Loan C Commitment Percentage or Incremental Term Loan Percentage, as applicable, of the Extensions of Credit.

“Letters of Credit” shall have the meaning assigned thereto in Section 3.1.

“Leverage Ratio” shall have the meaning assigned thereto in Section 10.1.

“LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $500,000 for a period equal to the applicable LIBOR Interest Period which appears on the Telerate Page 3750 at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable LIBOR Interest Period (rounded upward, if necessary to the nearest 1/100th of 1%).  If, for any reason, such rate does not appear on Telerate Page 3750, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $500,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable LIBOR Interest Period for a period equal to such LIBOR Interest Period. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Interest Period” shall have the meaning assigned thereto in Section 5.1(b).

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, the Notes, the Applications, the Security Documents, all Incremental Term Loan Notifications and each other document, instrument and agreement executed and delivered by the Borrower, its Subsidiaries or their counsel in connection with this Agreement or otherwise referred to herein (excluding any Hedging Agreement), all as may be amended, restated or otherwise modified.

“Loans” means the collective reference to the Revolving Credit Loans, the Term Loans and, as applicable, the Incremental Term Loans, and “Loan” means any of such Loans.

“Loan Parties” means, collectively, the Borrower and each of its Subsidiaries who are executing the Guaranty Agreement; “Loan Party” means any one of such Persons.

“Make-Whole Premium” means the excess, if any, of (i) the present value of the amount of interest that would have accrued during the applicable Term Interest Period on that portion of the Term Loan C to be prepaid or converted over (ii) the present value of the amount of interest RTFC would earn if that portion of the Term Loan C to be prepaid or converted was reinvested for the remainder of the applicable Term Interest Period in U.S. Treasury obligations with a maturity comparable to the remaining term of the applicable Term Interest Period.  For purposes of calculating the present value in (i) and (ii) above, the discount rate will be the rate of interest accruing on the U.S. Treasury obligations in (ii) above.

“Material Adverse Effect” means, with respect to the Borrower or any of its Subsidiaries, a material adverse effect (a) on the properties, business, prospects, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as whole (b) on the ability of the Borrower to perform its obligations under, any Loan Document or Material Contracts, in each case, to which it is a party, or (c) on the validity or enforceability of any Loan Document.

“Material Contract” means (a) any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $1,000,000 per annum, or (b) any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

“Mortgages” means the collective reference to the mortgages executed by the Borrower or any of its Subsidiaries in favor of the Administrative Agent, for the benefit of itself and the Lenders, encumbering certain real property of the Borrower identified on Schedule 7.1(q).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six years.

“Net Cash Proceeds” means, as applicable, (a) with respect to any sale or other disposition of assets, the gross cash proceeds received by the Borrower or any of its Subsidiaries from such sale less the sum (i) all income and excess profit taxes assessed by a Governmental Authority as a result of such sale and any other reasonable fees and expenses, sales commissions and reasonable attorney’s fees and expenses actually incurred in connection therewith and (ii) the principal amount of, premium, if any, and interest on any Debt secured by a Lien on the asset (or a portion thereof) sold, which Debt is required to be repaid in connection with such sale, (b) with respect to any offering of capital stock or issuance of Debt, the gross cash proceeds received by the Borrower or any of its Subsidiaries therefrom less all reasonable legal, underwriting and other fees and expenses actually incurred in connection therewith, and (c) with respect to any payment under an insurance policy or in connection with a condemnation proceeding, the amount of cash proceeds received by the Borrower or its Subsidiaries from an insurance company or Governmental Authority, as applicable, net of all reasonable legal and other fees and expenses of collection actually incurred.

“Net Income” means, with respect to the Borrower and its Subsidiaries for any period, calculated on a Consolidated basis without duplication, in accordance with GAAP, the net income (or loss) thereof for such period.

“Network Agreement” means an agreement pursuant to which the Borrower or any Subsidiary connects one or more of its Telecommunications Systems to one or more Telecommunications Systems operated by any other Person, excluding any roaming agreements to which the Borrower is a party.

“New Term Lender” shall have the meaning assigned thereto in Section 4.4(b).

“Notes” means the collective reference to the Revolving Credit Notes, the Term Notes and the Incremental Term Loan Notes, and “Note” means any of such Notes.

“Notice of Account Designation” shall have the meaning assigned thereto in Section 2.2(b).

“Notice of Borrowing” shall have the meaning assigned thereto in Section 2.2(a).

“Notice of Conversion/Continuation” shall have the meaning assigned thereto in Section 5.2.

“Notice of Prepayment” shall have the meaning assigned thereto in Section 2.3(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all existing or future payment and other obligations owing by the Borrower under any Hedging Agreement (which such Hedging

Agreement is permitted hereunder) with any Person that is a Lender hereunder or an Affiliate of a Lender at the time such Hedging Agreement is executed (all such obligations with respect to any such Hedging Agreement, “Hedging Obligations”) and (d) all other fees and commissions (including attorney’s fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to the Lenders or the Administrative Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated under or in respect of this Agreement, any Note, any Letter of Credit or any of the other Loan Documents, whether or not evidenced by any note, and whether or not for the payment of money.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” shall have the meaning assigned thereto in Section 8.3.

“Other Taxes” shall have the meaning assigned thereto in Section 5.12(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Participation Certificates” shall have the meaning assigned thereto in Section 9.14.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any of their current or former ERISA Affiliates.

“Permitted Acquisitions” mean any acquisition by the Borrower permitted by Section 11.3(c).

“Permitted Liens” means those Liens permitted by Section 11.2.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Wachovia as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by Wachovia as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Prior Lenders” shall have the meaning assigned thereto in the preamble hereto.

“Proposed Issuance” means any issuance of common capital stock of the Borrower; provided that (a) such capital stock is not, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in any such case at the option of the holder of such capital stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of such capital stock, in whole or in part and (b) such capital stock does not, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in any such case at the option of the holder of such capital stock), or upon the happening of any event, require the payment of any cash dividends or other distributions.

“PUC” means any state regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any Telecommunications Systems.

“Register” shall have the meaning assigned thereto in Section 14.10(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any date, (i) any combination of Lenders the sum of whose Term Loan B Commitment Percentage and Incremental Term Loan Percentage, if any, aggregate more than fifty percent (50%) of the sum of the Term Loan B Commitment plus the Incremental Term Loan Commitment and (ii) any combination of Lenders the sum of whose Revolving Credit Commitment Percentage plus Term Loan C Commitment Percentage aggregate more than fifty percent (50%) of the sum of the Revolving Credit Commitment plus the Term Loan C Commitment; or, if the Credit Facility has been terminated pursuant to Section 12.2, any combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit; provided that the applicable Commitment Percentage of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means any of the following: the chief executive officer or chief financial officer of the Borrower or any other officer of the Borrower reasonably acceptable to the Administrative Agent.

“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule 1.1(a) as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be reduced at any time or from time to time pursuant to the terms hereof.  The Revolving Credit Commitment of all Revolving Credit Lenders on the Closing Date shall be $30,000,000.

“Revolving Credit Commitment Percentage” means, as to any Revolving Credit Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Revolving Credit Lender to (b) the Revolving Credit Commitments of all Revolving Credit Lenders.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II hereof.

“Revolving Credit Lender” means any Lender holding any portion of the Revolving Credit Commitment.

“Revolving Credit Loans” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Notes” means the collective reference to the Revolving Credit Notes made by the Borrower payable to the order of each Revolving Credit Lender, substantially in the form of Exhibit A-1 hereto, evidencing the Revolving Credit Facility, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part; “Revolving Credit Note” means any of such Revolving Credit Notes.

“Revolving Credit Maturity Date” means the earliest of the dates referred to in Section 2.6.

“RSA” shall mean any “rural service area” as defined and modified by the FCC for the purpose of licensing Telecommunications Systems.

“RTFC” means Rural Telephone Finance Cooperative in its capacity as a Lender hereunder.

“RTFC Fixed Rate” means a rate per annum equal to RTFC’s rate as available pursuant to RTFC policies and procedures in effect at the time for fixed rate elections on a term loan made by RTFC with a 10% SCC to term loan ratio requirement and for the Term Interest Period selected.

“RTFC Patronage” means a patronage capital refund made by RTFC to the Borrower pursuant to RTFC policies and procedures in effect from time to time based on the percentage that the Borrower’s interest payments on the Term Loan C during any period have contributed to RTFC’s net margins for such period.  RTFC Patronage Distributions do not include amortization payments made by RTFC from time to time in respect of its SCCs.

“RTFC Variable Rate” means a rate per annum equal to RTFC’s monthly quoted long-term variable interest rate per annum in effect from time to time as available pursuant to RTFC policies and procedures in effect from time to time for loans made by RTFC with a 10% SCC to loan ratio requirement.

“Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“SCC” means a non-interest bearing, amortizing subordinated capital certificate of RTFC.

“Security Documents” means the collective reference to the Collateral Agreement, the Guaranty Agreement, the Mortgages and each other agreement or writing pursuant to which the Borrower or any Subsidiary thereof purports to pledge or grant a security interest in any property or assets securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations.

“Solvent” means, as to the Borrower and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Stockholders’ Equity” means Consolidated stockholders’ equity as determined in accordance with GAAP, including without limitation the sum of common stock, additional paid-in-capital and retained earnings.

“Stock Repurchases” shall have the meaning assigned thereto in Section 11.6(b).

“Subordinated Debt” means the collective reference to any Debt of the Borrower or any Subsidiary subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are satisfactory to the Required Lenders.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Taxes” shall have the meaning assigned thereto in Section 5.12(a).

“Telecommunications Systems” means any local exchange and long distance telephone systems (including without limitation any network of digital or analog facilities), any cellular and personal communications systems, any cable television distribution system, and any other telecommunications systems owned, leased, operated or managed by the Borrower or any Subsidiary.

“Term Interest Period” shall have the meaning assigned thereto in Section 5.1(b)(ii).

“Term Loan B” shall mean, collectively, the amounts advanced by the Term Loan Lenders to the Borrower under the Term Loan B Commitment pursuant to Section 4.1(a).

“Term Loan B Commitment” means (a) as to any Term Loan Lender, the obligation of such Lender to make a Term Loan B in an aggregate principal amount not to exceed the amount set forth opposite such Term Loan Lender’s name on the Register, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Term Loan Lenders, the aggregate commitment to make the Term Loan B.  The Term Loan B Commitment of all Term Loan Lenders as of the Closing Date shall be $110,000,000.

“Term Loan B Commitment Percentage” means, as to any Term Loan Lender, (a) prior to making the Term Loan B, the ratio of (i) the Term Loan B Commitment of such Term Loan Lender to (ii) the sum of the Term Loan B Commitments of all Term Loan Lenders and (b) after the Term Loan B is made, the ratio of (i) the outstanding principal balance of the Term Loan B of such Term Loan Lender to (ii) the aggregate outstanding principal balance of the Term Loan B of all Term Loan Lenders.

“Term Loan B Maturity Date” means the first to occur of (a) June 30, 2012 or (b) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 12.2(a).

“Term Loan C” shall mean, collectively, the amounts advanced by the Term Loan Lenders to the Borrower under the Term Loan C Commitment pursuant to Section 4.1(b).

“Term Loan C Commitment” means (a) as to any Term Loan Lender, the obligation of such Lender to make a Term Loan C in an aggregate principal amount not to exceed the amount set forth opposite such Term Loan Lender’s name on Schedule 1.1(b), as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Term Loan Lenders, the aggregate commitment to make the Term Loan C.  The Term Loan C Commitment of all Term Loan Lenders as of the Closing Date shall be $20,000,000.

“Term Loan C Commitment Percentage” means, as to any Term Loan Lender, (a) prior to making the Term Loan C, the ratio of (i) the Term Loan C Commitment of such Term Loan Lender to (ii) the sum of the Term Loan C Commitments of all Term Loan Lenders and (b) after the Term Loan C is made, the ratio of (i) the outstanding principal balance of the Term Loan C of such Term Loan Lender to (ii) the aggregate outstanding principal balance of the Term Loan C of all Term Loan Lenders.

“Term Loan C Maturity Date” means the first to occur of (a) June 30, 2013 or (b) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 12.2(a).

“Term Loan Facility” means the term loan facility established pursuant to Article IV.

“Term Loan Lender” means any Lender holding any portion of the Term Loan B Commitment or the Term Loan C Commitment, as applicable.

“Term Loans” shall mean, collectively, the amounts advanced by the Term Loan Lenders to the Borrower under each of the Term Loan B Commitment and the Term Loan C Commitment.

“Term Notes” means the collective reference to (a) the Term Loan B Notes made by the Borrower payable to the order of each of the Term Loan Lenders with a Term Loan B Commitment, substantially in the form of Exhibit A-2 hereto, and (b) the Term Loan C Notes made by the Borrower payable to the order of each of the Term Loan Lenders with a Term Loan C Commitment, substantially in the form of Exhibit A-3 hereto, in each case, evidencing the Debt incurred by the Borrower pursuant to the respective Term Loan Facility, and any amendments, modifications and supplements thereto, any substitute therefor, and any replacement, restatements, renewals or extensions thereof, in whole or in part.

“Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect:  (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (g) partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Total Capitalization” means at any date with respect to the Borrower and its Subsidiaries at any date of determination, Total Debt plus Stockholders’ Equity, determined on a Consolidated basis in accordance with GAAP.

“Total Debt” means, with respect to the Borrower and its Subsidiaries, at any date of determination and without duplication, all outstanding Debt thereof on a Consolidated basis.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), effective January, 1994, International Chamber of Commerce Publication No. 500.

“UCC” means the Uniform Commercial Code as in effect in the State of North Carolina, as amended, restated or otherwise modified from time to time.

“United States” means the United States of America.

“Wachovia” means Wachovia Bank, National Association, a national banking association, and its successors.

“Wholly Owned” means, with respect to a Subsidiary, that all of the shares of capital stock or other ownership interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower).

SECTION 1.2       Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:  (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3       Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(b), except as otherwise specifically prescribed herein.

SECTION 1.4       UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5       Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6       References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7       Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8       Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a letter of credit (including, without limitation, any Letter of Credit) at any time shall be deemed to mean the maximum amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Application therefor, whether or not such maximum amount is in effect at such time (as such amount may be reduced by (i) any permanent reduction of such Letter of Credit or (ii) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1       Revolving Credit Loans. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.2; provided, that (a)

the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Revolving Credit Commitment less the sum of all outstanding L/C Obligations and (b) the principal amount of outstanding Revolving Credit Loans from any Revolving Credit Lender to the Borrower shall not at any time exceed such Lender’s Revolving Credit Commitment less such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion.  Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

SECTION 2.2       Procedure for Advances of Revolving Credit Loans.

(a)           Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached hereto as Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (i) at least one (1) Business Day before each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be (x) with respect to Base Rate Loans in an aggregate principal amount of $250,000 or a whole multiple of $100,000 in excess thereof and (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $500,000 or a whole multiple of $500,000 in excess thereof, and (C) in the case of a LIBOR Rate Loan, the duration of the LIBOR Interest Period applicable thereto.  A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.

(b)           Disbursement of Revolving Credit Loans. Not later than 2:00 p.m. on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.2 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit G hereto (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time.  Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section 2.2 to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan.

SECTION 2.3       Repayment of Revolving Credit Loans.

(a)           Repayment on Termination Date. The Borrower shall repay the outstanding principal amount of all Revolving Credit Loans in full on the Revolving Credit Maturity Date, together, with all accrued but unpaid interest thereon and all other unpaid Obligations with respect to the Revolving Credit Facility.

(b)           Mandatory Repayments of Revolving Credit Loans.

(i)            Excess Loans. If at any time the outstanding principal amount of all Revolving Credit Loans exceeds the Revolving Credit Commitment less the sum of all outstanding L/C Obligations, the Borrower shall repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Revolving Credit Loans in an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Revolving Credit Loans and second, with respect to any Letters of Credit then outstanding, to the deposit of cash collateral into a cash collateral account opened by the Administrative Agent and administered thereby in accordance with Section 12.2(b). Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.10 hereof.

(ii)           RTFC Patronage Distributions. The Borrower shall, on the date of receipt of any Net Cash Proceeds from any RTFC Patronage Distribution, prepay an aggregate principal amount of the Revolving Credit Loans equal to 100% of such Net Cash Proceeds.

(iii)          SCC Amortization Payments. The Borrower shall, on each date of receipt of any Net Cash Proceeds in respect of any amortization payments made by RTFC on any SCCs, prepay an aggregate principal amount of the Revolving Credit Loans equal to 100% of the amount of such Net Cash Proceeds.

(iv)          Commitment Reductions. Each permanent reduction permitted or required pursuant to Section 2.5 or this Section 2.3 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit in a cash collateral account opened by the Administrative Agent and administered thereby in accordance with Section 12.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and, shall result in the termination of the Revolving Credit Commitment and Revolving Credit Facility.  Such cash collateral shall be applied in accordance with Section 12.2(b). If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.10 hereof.

(c)           Optional Repayments. The Borrower may at any time and from time to time repay the Revolving Credit Loans, in whole or in part, upon at least three (3) Business Days’ irrevocable notice to the Administrative Agent with respect to LIBOR Rate Loans and one (1) Business Day irrevocable notice with respect to Base Rate Loans, in the form attached hereto as Exhibit C (a “Notice of Prepayment”) specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans, Base Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender.  If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice.  Partial repayments shall be in an aggregate amount of $250,000 or a whole multiple of $100,000 in excess thereof with respect to Base Rate Loans and $500,000 or a whole multiple of $500,000 in excess thereof with respect to LIBOR Rate Loans. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.10 hereof.

(d)           Limitation on Repayment of LIBOR Rate Loans. The Borrower may not repay any LIBOR Rate Loan on any day other than on the last day of the LIBOR Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 5.10 hereof.

(e)           Hedging Agreements. No repayment or prepayment pursuant to this Section 2.3 shall affect any of the Borrower’s obligations under any Hedging Agreement.

(f)            Prepayment of Excess Proceeds.  In the event proceeds remain after the prepayments of Term Loans pursuant to Section 4.5(b), the amount of such excess proceeds shall be used on the date of the required prepayment under Section 4.5(b) to prepay the outstanding principal amount of the Revolving Credit Loans, without a corresponding reduction of the Revolving Credit Commitments.

SECTION 2.4       Intentionally Omitted.

SECTION 2.5       Permanent Reduction of the Revolving Credit Commitment.

(a)           Optional.  The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $2,500,000. The amount of each partial permanent reduction shall permanently reduce the Revolving Credit Lenders’ Revolving Credit Commitments pro rata in accordance with their respective Revolving Credit Commitment Percentages.

(b)           Corresponding Payment. Each permanent reduction permitted or required pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Such cash collateral shall be applied in accordance with Section 12.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Revolving Credit Facility.  Such cash collateral shall be applied in accordance with Section 12.2(b). If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.10 hereof.

SECTION 2.6       Termination of Revolving Credit Facility. The Revolving Credit Facility shall terminate on the earliest of (a) December 30, 2011 (b) the date of termination by the Borrower pursuant to Section 2.5(a), and (c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 12.2(a).

SECTION 2.7       Use of Proceeds. The Borrower shall use the proceeds of the Extensions of Credit (a) to finance the Enventis Acquisition, (b) to refinance the Debt outstanding under the Prior Credit Agreement, (c) to pay to RTFC the cash consideration for the SCCs and (d) for working capital and general corporate requirements of the Borrower and its Subsidiaries, including the financing of Permitted Acquisitions and the payment of certain fees and expenses incurred in connection with the transactions contemplated hereunder.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1       L/C Commitment. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day from the Closing Date through but not including the Revolving Credit Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the aggregate principal amount of outstanding Revolving Credit Loans, plus the aggregate amount of L/C Obligations would exceed the Revolving Credit Commitment.  Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $1,000,000, or in such other amount as agreed to by the Administrative Agent, (ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date no more than one (1) year from the issuance thereof, which date shall be no later than five (5) business days prior to the Revolving Credit Maturity Date and (iv) be subject to the Uniform Customs and/or ISPA 98, as set forth in the Application or as to be determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of North Carolina.  The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any Existing Letters of Credit, unless the context otherwise requires. The Existing Letters of Credit shall be, from and after the Closing Date, Letters of Credit hereunder.

SECTION 3.2       Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent’s Office an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request.  Upon receipt of any Application, the Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower.  The Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each Lender of the issuance and upon request by any Lender, furnish to each Lender a copy of such Letter of Credit and the amount of such Lender’s L/C Participation therein.

SECTION 3.3       Commissions and Other Charges.

(a)           The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the amount of such Letter of Credit multiplied by the Applicable Margin with respect to LIBOR Rate Loans (determined on a per annum basis).  Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Revolving Credit Maturity Date. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3(a) in accordance with their respective Revolving Credit Commitment Percentages.

(b)           In addition to the foregoing commission, the Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender, an issuance fee with respect to each Letter of Credit in an amount equal to one-eighth percent (.125%) per annum multiplied by the amount of each Letter of Credit, payable quarterly in arrears on the last Business Day of each calendar quarter and on the Revolving Credit Maturity Date.

(c)           In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4       L/C Participations.

(a)           The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b)           Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date.  If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.  With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.4(b), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c)           Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section 3.4, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.5       Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section 3.5 or with funds from other sources), in same day funds, the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment.  Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to reimburse the Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section 3.5 to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.2(a) or Article VI. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6       Obligations Absolute. The Borrower’s obligations under this Article III (including without limitation the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of a Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment.  The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.7       Effect of Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV

TERM LOAN FACILITY

SECTION 4.1       Term Loans.

(a)           Subject to the terms and conditions of this Agreement, each Term Loan Lender with a Term Loan B Commitment severally agrees to make a Term Loan B to the Borrower on the Closing Date.  The Term Loan B shall be funded by each such Term Loan Lender in a principal amount equal to such Lender’s Term Loan B Commitment Percentage of the aggregate principal amount of the Term Loan B made on the Closing Date, which aggregate principal amount shall equal the total Term Loan B Commitment.

(b)           Subject to the terms and conditions of this Agreement, each Term Loan Lender with a Term Loan C Commitment severally agrees to make a Term Loan C to the Borrower on the Closing Date.  The Term Loan C shall be funded by each such Term Loan Lender in a principal amount calculated as set forth in Section 6.2(i) of this Agreement.

SECTION 4.2       Procedure for Advance of Term Loans. The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 11:00 a.m. on the Closing Date requesting that the Term Loan Lenders make the Term Loan B as a Base Rate Loan (provided that the Borrower may request, no later than three (3) Business Days prior to the Closing Date, that the Term Loan Lenders make the Term Loan B as a LIBOR Rate Loan if the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Term Loan Lenders in the manner set forth in Section 5.10 of this Agreement) and the Term Loan C as a RTFC Variable Rate Loan, as applicable, on such date. Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Term Loan Lender thereof.  Not later than 2:00 p.m. on the Closing Date, each Term Loan Lender will make available to the Administrative Agent for the account of the Borrower, at the office of the Administrative Agent in immediately available funds, the amount of such Term Loan B and Term Loan C, as applicable, to be made by such Term Loan Lender on the Closing Date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Term Loans in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.

SECTION 4.3       Repayment of Term Loans. The Borrower shall repay the aggregate outstanding principal amount of each of the Term Loan B and Term Loan C in consecutive quarterly installments on the last Business Day of each of March, June, September, and December commencing March 31, 2006 as set forth below, except as the amounts of individual installments may be adjusted pursuant to Section 4.5 hereof:

PAYMENT DATE	TERM LOAN B - PRINCIPAL INSTALLMENT	TERM LOAN C – PRINCIPAL INSTALLMENT
	($)	($)
3/31/2006	275,000	50,000
6/30/2006	275,000	50,000
9/30/2006	275,000	50,000
12/31/2006	275,000	50,000
3/31/2007	275,000	50,000
6/30/2007	275,000	50,000
9/30/2007	275,000	50,000
12/31/2007	275,000	50,000
3/31/2008	275,000	50,000
6/30/2008	275,000	50,000
9/30/2008	275,000	50,000
12/31/2008	275,000	50,000
3/31/2009	275,000	50,000
6/30/2009	275,000	50,000
9/30/2009	275,000	50,000
12/31/2009	275,000	50,000
3/31/2010	275,000	50,000
6/30/2010	275,000	50,000
9/30/2010	275,000	50,000
12/31/2010	275,000	50,000
3/31/2011	275,000	50,000
6/30/2011	275,000	50,000
9/30/2011	275,000	50,000
12/31/2011	275,000	50,000
3/31/2012	51,700,000	50,000
6/30/2012	51,700,000	50,000
9/30/2012		50,000
12/31/2012		50,000
3/31/2013		9,300,000
6/30/2013		9,300,000

If not sooner paid, the Term Loan B shall be paid in full, together with accrued interest thereon and all other Obligations with respect to the Term Loan B, on the Term Loan B Maturity Date. If not sooner paid, the Term Loan C shall be paid in full, together with accrued interest thereon and all other Obligations with respect to the Term Loan C, on the Term Loan C Maturity Date

SECTION 4.4       Incremental Term Loans.

(a)           Subject to the conditions set forth below, at any time prior to the Term Loan B Maturity Date, the Borrower shall have the right, upon not less than thirty (30) days’ prior written notice (an “Incremental Term Loan Notification”) to the Administrative Agent (which shall promptly advise each Lender of its receipt and the contents thereof) to request up to three (3) Incremental Term Loans in a total aggregate principal amount of up to $30,000,000 during the term of this Agreement.  Such Incremental Term Loan Notification shall specify the applicable Incremental Term Loan Effective Date.

(b)           Each existing Lender shall have the right, but not the obligation, to commit to a pro rata portion of each Incremental Term Loan.  The Borrower may also solicit commitments from third party banks and financial institutions, reasonably acceptable to the Administrative Agent, to participate in each Incremental Term Loan (each such other bank or financial institution, a “New Term Lender”); provided, however, that all allocations of the Incremental Term Loan Commitment shall be subject to the Administrative Agent’s reasonable determination.  The failure by any existing Lender to respond to an Incremental Term Loan Notification within ten (10) days of such Lender’s receipt thereof shall be deemed to be a refusal of such request by such existing Lender.

(c)           The following terms and conditions shall apply to each Incremental Term Loan:

(i)            such Incremental Term Loan shall constitute an Obligation and shall be secured and guaranteed with the other Obligations on a pari passu basis;

(ii)           the principal amount of each such Incremental Term Loan shall not be less than $2,000,000, or if less, shall be the remaining amount permitted pursuant to clause (a) above;

(iii)          each Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Lenders making such Incremental Term Loan and the Borrower, but shall not in any event be permitted to have a shorter average life than the Term Loan B or a maturity date earlier than the Term Loan B Maturity Date;

(iv)          the Borrower shall execute and deliver an Incremental Term Loan Note to each Lender making an Incremental Term Loan to reflect such Lender’s Incremental Term Loan;

(v)           the Administrative Agent and the Lenders shall have received a Officer’s Compliance Certificate of the chief financial officer of the Borrower demonstrating that, as of the applicable Incremental Term Loan Effective Date and after giving effect thereto (including the use of proceeds thereof) and to any Incremental Term Loans made or to be made in connection therewith, the Borrower is in pro forma compliance with each of the financial covenants set forth in Article X;

(vi)          no Default or Event of Default shall have occurred and be continuing as of the applicable Incremental Term Loan Effective Date or after giving effect to the making of any such Incremental Term Loan (including the use of proceeds thereof);

(vii)         the Borrower and each Lender making an Incremental Term Loan shall execute and deliver one or more Incremental Term Loan Agreements to the Administrative Agent, for acknowledgment by the Administrative Agent and the Borrower and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower;

(viii)                        the Applicable Margin and pricing grid, if applicable, for any proposed Incremental Term Loan shall be determined on the applicable Incremental Term Loan Effective Date; provided that the all-in-yield, after giving effect to any offering of such proposed Incremental Term Loan at a discount from par or any fees paid to the Lenders in connection with such proposed Incremental Term Loan, shall not exceed the all-in-yield (as reasonably determined by the Administrative Agent) with respect to the Term Loan B or any existing Incremental Term Loan;

(ix)                                the terms and conditions applicable to such Incremental Term Loan shall, except to the extent otherwise provided in this Section 4.4, be substantially similar to the terms and conditions applicable to the Term Loan B and any prior Incremental Term Loan; and

(x)                                   the Administrative Agent shall have received any documents or information, including, without limitation, resolutions and opinions of counsel, in connection with such Incremental Term Loan as and to the extent it may reasonably request.

(d)                                 Upon the execution, delivery, acceptance and recording of the applicable Incremental Term Loan Agreement, from and after the applicable Incremental Term Loan Effective Date, each Lender making an Incremental Term Loan shall have an Incremental Term Loan Commitment as set forth in the Register and all the rights and obligations of a Lender with such an Incremental Term Loan Commitment hereunder.  The applicable Lenders shall make the Incremental Term Loan to the Borrower on the applicable Incremental Term Loan Effective Date in an amount equal to the Incremental Term Loan Commitment of each such Lender with respect to such Incremental Term Loan pursuant to clause (ii) above.

SECTION 4.5                     Prepayments of Term Loans and Incremental Term Loans.

(a)                                  Optional Prepayment of Term Loans and Incremental Term Loans.

(i)                                     Optional Prepayment of Term Loan B and Incremental Term Loans. The Borrower shall have the right at any time and from time to time to repay the Term Loan B, and, if applicable, any Incremental Term Loans, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment at least three (3) Business Days prior to repayment with respect to LIBOR Rate Loans and one (1) Business Day prior to repayment with respect to Base Rate Loans, specifying the date and amount of repayment, whether the repayment is of the Term Loan B or any Incremental Term Loan, if applicable, and whether the repayment if of LIBOR Rate Loans, Base Rate Loans, or a combination thereof, and, if a combination thereof, the amount allocable to each.  If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice.  Partial repayments pursuant to this Section 4.5(a)(i) shall be in an aggregate amount of $1,000,000 and shall be applied as follows: first, to reduce, in direct order, the next four scheduled principal installments of the Term Loan B set forth in Section 4.3 and any Incremental Term Loans, as applicable (on a pro rata basis among such Loans), following the date of such prepayment and second, to reduce, in the inverse order of maturity, the remaining scheduled principal installments of the Term Loan B set forth in Section 4.3 and any Incremental Term Loan, as applicable, (on a pro rata basis among such Loans).  Each repayment shall be accompanied by any amount required to be paid pursuant to Section 5.10 hereof. Any portion of the Term Loan B or Incremental Term Loan prepaid pursuant to this Section 4.5(a)(i) may not be reborrowed.

(ii)                                  Optional Prepayment of Term Loan C.  The Borrower shall have the right at any time and from time to time, upon delivery to the Administrative Agent of a Notice of Prepayment at least three (3) Business Days prior to any repayment, to prepay the Term Loan C, in whole or in part, which prepayment shall be subject to the provisions of Section 5.10. Each optional prepayment of the Term Loan C hereunder shall be in an aggregate principal amount of at least $1,000,000 and shall be applied as follows: first, to reduce, in direct order, the next four scheduled principal installments of the Term Loan C set forth in Section 4.3 following the date of such prepayment and second, to reduce, in the inverse order of maturity, the remaining scheduled principal installments of the Term Loan C set forth in Section 4.3. Each repayment shall be accompanied by any amount required to be paid pursuant to Section 5.10 hereof. Any portion of the Term Loan C prepaid pursuant to this Section 4.5(a)(ii) may not be reborrowed.

(b)                                 Mandatory Prepayment of Term Loans and Incremental Term Loans.

(i)                                     Debt Proceeds.  The Borrower shall prepay the Term Loans and, if applicable, any Incremental Term Loans, in the manner set forth in Section 4.5(b)(v) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any incurrence of Debt (other than Debt permitted under Section 11.1) by the Borrower or any of its Subsidiaries.  Such prepayment shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such transaction.

(ii)                                  Equity Proceeds.  The Borrower shall prepay the Term Loans and, if applicable, any Incremental Term Loans, in the manner set forth in Section 4.5(b)(v) below in an amount equal to fifty percent (50%) of the aggregate Net Cash Proceeds from any offering of equity securities by the Borrower or any of its Subsidiaries; provided that so long as no Event of Default has occurred and is continuing, no prepayments shall be required from the Net Cash Proceeds from the Proposed Issuance which are used to finance or refinance a Permitted Acquisition; provided further that such Net Cash Proceeds are so applied to finance or refinance a Permitted Acquisition within sixty (60) days following the Borrower’s receipt of the Net Cash Proceeds of the Proposed Issuance.  Such prepayment shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such transaction.

(iii)                               Asset Sale Proceeds.  No later than two hundred seventy (270) days following the receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds which have not been reinvested as of such date in similar assets, the Borrower shall prepay the Term Loans and any Incremental Term Loans in the manner set forth in Section 4.5(b)(v) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from the sale or other disposition or series of related sales or other dispositions of assets by the Borrower or any of its Subsidiaries permitted pursuant to Section 11.5(e).

(iv)                              Insurance Proceeds.  No later than one hundred twenty (120) days following the date of receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds under any of the insurance policies maintained pursuant to Section 9.3 (“Insurance Proceeds”) which have not been reinvested as of such date in similar assets, the Borrower shall prepay the Term Loans and, if applicable, any Incremental Term Loans in the manner set forth in Section 4.5(b)(v) below in an amount equal to one hundred percent (100%) of the aggregate amount of such Insurance Proceeds received by the Borrower or any of its Subsidiaries. Notwithstanding any of the foregoing to the contrary, upon and during the continuance of an Event of Default and upon notice from the Administrative Agent, all Insurance Proceeds received by the Borrower and its Subsidiaries shall be applied to prepay the Term Loans and, if applicable, any Incremental Term Loans, such prepayments to be made within three (3) Business Days after the Borrower’s or any such Subsidiary’s receipt of such Insurance Proceeds.

(v)                                 Notice; Manner of Payment.  Upon the occurrence of any event triggering the prepayment requirement under Sections 4.5(b)(i) through 4.5(b)(iv), the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment under this Section 4.5(b) shall be applied as follows: first, to reduce in inverse order of maturity the remaining scheduled principal installments of the Term Loans pursuant to Section 4.3 and any Incremental Term Loans (on a pro rata basis among such Loans) and (ii) second, to the extent of any excess (the “Excess Proceeds”), to repay the Revolving Loans pursuant to Section 2.3(f).

Amounts prepaid under either of the Term Loans pursuant to this Section may not be reborrowed.  Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.10 hereof.

ARTICLE V

GENERAL LOAN PROVISIONS

SECTION 5.1                     Interest.

(a)                                  Interest Rate Options.  Subject to the provisions of this Section 5.1, at the election of the Borrower, (i) Revolving Credit Loans and the Term Loan B shall bear interest at the Base Rate or the LIBOR Rate plus, in each case, the Applicable Margin as set forth in Section 5.1(c) below; provided that (A) the LIBOR Rate shall not be available for Revolving Credit Loans until three (3) Business Days after the Closing Date and (B) the LIBOR Rate shall not be available for the Term Loan B until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance satisfactory to the Administrative Agent indemnifying the Term Loan Lenders in the manner set forth in Section 5.10 of this Agreement and (ii) the Term Loan C shall bear interest at the RTFC Variable Rate or the RTFC Fixed Rate; provided that the RTFC Fixed Rate shall not be available until five (5) days after the Closing Date plus, in each case the Applicable Margin as set forth below.  The Borrower shall select the rate of interest and LIBOR Interest Period or Term Interest Period, if

any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.2 or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2. Each Revolving Credit Loan, Term Loan B or portion thereof bearing interest based on the Base Rate shall be a “Base Rate Loan”, and each Revolving Credit Loan, Term Loan B or portion thereof bearing interest based on the LIBOR Rate shall be a “LIBOR Rate Loan.” Any Revolving Credit Loan, any Term Loan B or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.  The portion of the Term Loan C bearing interest based on the RTFC Variable Rate shall be a “RTFC Variable Rate Loan”, and the portion thereof bearing interest based on the RTFC Fixed Rate shall be a “RTFC Fixed Rate Loan.” Any portion of the Term Loan C as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a RTFC Variable Rate Loan.

(b)                                 (i)                                     LIBOR Interest Periods.  In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 5.1(a), shall elect an interest period (each, a “LIBOR Interest Period”) to be applicable to such Loan, which LIBOR Interest Period shall be a period of one (1), two (2), three (3), or six (6) months with respect to each LIBOR Rate Loan; provided that:

(A)                              the LIBOR Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive LIBOR Interest Periods, each successive LIBOR Interest Period shall commence on the date on which the next preceding LIBOR Interest Period expires;

(B)                                if any LIBOR Interest Period would otherwise expire on a day that is not a Business Day, such LIBOR Interest Period shall expire on the next succeeding Business Day; provided, that if any LIBOR Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such LIBOR Interest Period shall expire on the next preceding Business Day;

(C)                                any LIBOR Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such LIBOR Interest Period;

(D)                               no LIBOR Interest Period shall extend beyond the Revolving Credit Maturity Date, the Term Loan B Maturity Date, or if pursuant to Section 5.3(c) the Term Loan C becomes a LIBOR Rate Loan, the Term Loan C Maturity Date, each as applicable, and LIBOR Interest Periods shall be selected by the Borrower so as to permit the Borrower to make mandatory reductions of the Revolving Credit Commitment pursuant to Section 2.5(b) without payment of any amounts pursuant to Section 5.10;

(E)                                 there shall be no more than eight (8) LIBOR Interest Periods outstanding at any time; and

(F)                                 notwithstanding anything to the contrary, the initial LIBOR Interest Periods immediately following the Closing Date may, with the consent of the Administrative Agent, be for periods shorter than the periods specified above to the extent necessary to permit the Borrower to match such LIBOR Interest Periods to its Existing Interest Rate Contracts.

(ii)                                  Term Interest Periods.  In connection with each RTFC Fixed Rate Loan, the Borrower, by giving notice at the times described in Section 5.1(a), shall elect an interest period (each, a “Term Interest Period”) to be applicable to the Term Loan C, which Term Interest Period shall, in the case of a RTFC Fixed Rate Loan, be a period of one (1), two (2), three (3), four (4), five (5), six (6) or seven (7) years; provided that:

(A)                              the Term Interest Period shall commence on the date of advance of the Term Loan C; provided, however that the Term Interest Period for any conversion of any RTFC Variable Rate Loan to a RTFC Fixed Rate Loan and, in the case of immediately successive Term Interest Periods, each successive Term Interest Period shall commence on the date on which the next preceding Term Interest Period expires;

(B)                                if any Term Interest Period would otherwise expire on a day that is not a Business Day, such Term Interest Period shall expire on the next succeeding Business Day; provided, that if any Term Interest Period with respect to a RTFC Fixed Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Term Interest Period shall expire on the next preceding Business Day;

(C)                                any Term Interest Period with respect to a RTFC Fixed Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Term Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Term Interest Period; and

(D)                               no Term Interest Period shall extend beyond the Term Loan C Maturity Date.

(c)                                  Applicable Margin.  The Applicable Margin provided for in Section 5.1(a) with respect to any Loan (the “Applicable Margin”) shall be based upon the table set forth below (or, with respect to Incremental Term Loans, as set forth in the Incremental Term Loan Notification) and shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the date by which the Borrower is required to provide an Officer’s Compliance Certificate for the most recently ended fiscal quarter of the Borrower; provided, however, that (a) from the Closing Date until the first date thereafter by which the Borrower is required to provide an Officer’s Compliance Certificate as required by Section 8.3 for the most recently ended fiscal quarter of the Borrower, the Applicable Margin shall be based on Pricing Level I and (b) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 8.3 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I (as shown below) until such time as an appropriate Officer’s Compliance

Certificate is provided, at which time the Pricing Level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date, such adjustment to occur ten (10) Business Days after the receipt of such certificate.  The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date.  Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Pricing Level	Leverage Ratio	Revolver/Term Loan B LIBOR	Revolver/Term Loan B Base Rate	Term Loan C
I	Greater than or equal to 3.00 to 1.00	1.750%	0.750%	0.00%

II	Greater than or equal to 2.00 to 1.00, but less than 3.00 to 1.00	1.500%	0.500%	0.00%

III	Less than 2.00 to 1.00	1.250%	0.250%	0.00%

(d)                                 Default Rate.  Subject to Section 12.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 12.1(a), (b), (j) or (k), or (ii) at the discretion of the Administrative Agent or as directed by the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans or Letter of Credit, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans, as applicable, until the end of the applicable LIBOR Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, (iii) all outstanding Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, (iv) all outstanding RTFC Variable Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to RTFC Variable Rate Loans and (v) all outstanding RTFC Fixed Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to RTFC Fixed Rate Loan.  Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(e)                                  Interest Payment and Computation.  Interest on each Base Rate Loan, RTFC Variable Rate Loan and RTFC Fixed Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter commencing December 31, 2005; and interest on each LIBOR Rate Loan shall be payable on the last day of each LIBOR Interest Period applicable thereto, and if such LIBOR Interest Period extends over three (3) months, in addition to such date, at the end of each three (3) month interval during such LIBOR Interest Period.  Other than calculations made in respect of interest at the Base Rate and the RTFC Variable Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), (i) all interest rates, fees and commissions provided hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed and (ii) the RTFC Fixed Rate shall be computed on the basis of a 360 day year with thirty (30) day months.

(f)                                    Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by Lenders in excess of the maximum lawful rate or (ii) shall apply such excess to the principal balance of the Obligations.  It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 5.2                     Notice and Manner of Conversion or Continuation of Loans.  Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of its outstanding Base Rate Loans in a principal amount equal to $500,000 or any whole multiple of $500,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any LIBOR Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $250,000 or a whole multiple of $100,000 in excess thereof into Base Rate Loans or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit D (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the LIBOR Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the LIBOR Interest Period to be applicable to such converted or continued LIBOR Rate Loan.  The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

SECTION 5.3                     Conversion of Term Loan Interest Rate.

(a)                                  Optional Conversion.  Provided that no Default or Event of Default has occurred and is then continuing, the Borrower may, on any Business Day, (i) convert a RTFC Variable Rate Loan into a RTFC Fixed Rate Loan or convert a RTFC Fixed Rate Loan of one Term Interest Period into a RTFC Fixed Rate Loan of another Term Interest Period, or (ii) convert a RTFC Fixed Rate Loan into a RTFC Variable Rate Term Loan; provided that

(A)                              any conversion of a RTFC Fixed Rate Loan into a RTFC Variable Rate Term Loan, in each case, shall be made only on the last day of a Term Interest Period for such RTFC Fixed Rate Loan; and

(B)                                any conversion of a RTFC Variable Rate Loan into a RTFC Fixed Rate Loan shall be made only if no Default or Event of Default shall have occurred and be continuing and shall be in an amount not less than $250,000 and additional increments of $250,000 in excess thereof.

Whenever the Borrower desires to convert or continue the interest rate applicable to the Term Loan C, as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit D not later than 11:00 a.m. on (x) the fifth (5th) Business Day prior to the date upon which those conversions permitted in subsection (a)(i) above are to be effective or (y) the Business Day immediately preceding the date on which those conversions permitted in subsection (a)(ii) above are to be effective, in each case specifying (i) the portion of the Term Loan C to be converted or continued, and, in the case of any RTFC Fixed Rate Loan to be converted or continued, the last day of the Term Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of the portion of the Term Loan C to be converted or continued, and (D) the Term Interest Period to be applicable to such converted or continued RTFC Fixed Rate Loan. The Administrative Agent shall promptly notify the Term Loan Lenders of such Notice of Conversion/Continuation.

(b)                                 Mandatory Conversion.

(i)                                     If the Borrower shall fail to select the duration of any Term Interest Period for any RTFC Fixed Rate Loan, the Administrative Agent will forthwith so notify the Borrower and the Term Loan Lenders, whereupon each such RTFC Fixed Rate Loan will automatically, on the last day of the then existing Term Interest Period therefor, convert to a RTFC Variable Rate Term Loan.

(ii)                                  Upon the occurrence and during the continuance of any Default, (A) each RTFC Fixed Rate Loan will automatically, on the last day of the then existing Term Interest Period therefor, convert to a RTFC Variable Rate Loan, and (B) the obligation of the Term Loan Lenders to convert all or any portion of the Term Loan C into a RTFC Fixed Rate Loan shall be suspended.

(c)                                  Conversion of Term Loan C to LIBOR Rate.  If RTFC ceases to be the sole Term Loan Lender with a Term Loan C Commitment, then the RTFC Fixed Rate and the RTFC Variable Rate shall no longer be available and the interest rate applicable to all outstanding RTFC Fixed Rate Loans and RTFC Variable Rate Loans shall immediately be converted to LIBOR Rate Loans with the interest rate and interest period applicable thereto to be determined in accordance with Section 5.1(b).

SECTION 5.4                     Fees.

(a)                                  Commitment Fee.  Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee at a rate per annum equal to 0.35% on the average daily unused portion of the Revolving Credit Commitment.  The commitment fee shall be payable in arrears on the last

Business Day of each calendar quarter during the term of this Agreement commencing December 31, 2005, and on the Revolving Credit Maturity Date.  Such commitment fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders pro rata in accordance with such Lenders’ respective Revolving Credit Commitment Percentages.

(b)                                 Administrative Agent’s and Other Fees.  To compensate the Administrative Agent for structuring and syndicating the Loans and for its obligations hereunder and the other Lenders obligations hereunder, the Borrower agrees to pay to the Administrative Agent, the fees set forth in the Engagement Letter.

SECTION 5.5                     Manner of Payment; Evidence of Indebtedness.

(a)                                  Manner of Payment.  Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement or any Note shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Revolving Credit Commitment Percentages, Term Loan B Commitment Percentages, Term Loan C Commitment Percentages or Incremental Term Loan Percentages, as applicable, (except as specified below), in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Revolving Credit Commitment Percentage, Term Loan B Commitment Percentage, Term Loan C Commitment Percentage or Incremental Term Loan Commitment Percentage, as applicable (except as specified below) and shall wire advice of the amount of such credit to each Lender.  Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be.  Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11, 5.12 or 14.2 shall be paid to the Administrative Agent for the account of the applicable Lender.  Subject to Section 5.1(b)(ii), if any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

(b)                                 Evidence of Indebtedness.

(i)                                     The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Term Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Term Loan B and/or Term Loan C, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(ii)                                  Participations.  In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 5.6                     Crediting of Payments and Proceeds.  In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 12.2, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including reasonable attorney fees, payable to the Administrative Agent in its capacity as such and the Issuing Lender in its capacity as such (ratably among the Administrative Agent and the Issuing Lender in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including reasonable attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations and any Hedging Obligations (including any termination payments and any accrued and unpaid interest thereon) (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them);

Fifth, to the Administrative Agent for the account of the Issuing Lender, to cash collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

SECTION 5.7                     Adjustments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.12 or 14.2 hereof) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(a)                                  if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(b)                                 the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

SECTION 5.8                     Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent.  The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several.  Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative

Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.2(b) and 4.2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount of such Lender’s Revolving Credit Commitment Percentage, Term Loan B Commitment Percentage, Term Loan C Commitment Percentage or Incremental Term Loan Percentage, as applicable, of such borrowing, times (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such Lender’s Revolving Credit Commitment Percentage, Term Loan B Commitment Percentage, Term Loan C Commitment Percentage or Incremental Term Loan Percentage, as applicable, of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error.  If such Lender’s Revolving Credit Commitment Percentage, Term Loan B Commitment Percentage, Term Loan C Commitment Percentage or Incremental Term Loan Percentage, as applicable, of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower.  The failure of any Lender to make its Revolving Credit Commitment Percentage, Term Loan B Commitment Percentage, Term Loan C Commitment Percentage or Incremental Term Loan Percentage, as applicable, of any Loan available shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Revolving Credit Commitment Percentage, Term Loan B Commitment Percentage, Term Loan C Commitment Percentage or Incremental Term Loan Percentage, as applicable, of such Loan available on such borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Revolving Credit Commitment Percentage, Term Loan B Commitment Percentage, Term Loan C Commitment Percentage or Incremental Term Loan Percentage, as applicable, of such Loan available on the borrowing date.

SECTION 5.9                     Changed Circumstances.

(a)                                  Circumstances Affecting LIBOR Rate Availability.  If with respect to any LIBOR Interest Period the Administrative Agent or any Lender (after consultation with Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via Telerate Page 3750 or offered to the Administrative Agent or such Lender for such LIBOR Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loans together with accrued interest thereon, on the last day of the then current LIBOR Interest Period applicable to such LIBOR

Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such LIBOR Interest Period.

(b)                                 Laws Affecting LIBOR Rate Availability.  If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of its Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current LIBOR Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such LIBOR Interest Period.

(c)                                  Increased Costs.  If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Governmental Authority, central bank or comparable agency:

(i)                                     shall subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Note, Letter of Credit or Application or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any Note, Letter of Credit or Application or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); or

(ii)                                  shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Note; and the result of any of the foregoing is to increase the costs to any of the Lenders of making, converting into or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make such a Loan) or issuing, participating in or maintaining any Letter of Credit or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Notes in respect of a LIBOR Rate Loan or Letter of Credit or Application, then such Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Administrative Agent, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. The Administrative Agent will promptly notify the Borrower of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 5.8(c); provided, that the Administrative Agent shall incur no liability whatsoever to the Lenders or the Borrower in the event it fails to do so.  The amount of such compensation shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the circumstances giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 5.10              Indemnity.

(a)                                  The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan

(i)                                     as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan,

(ii)                                  due to any failure of the Borrower to borrow on a date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion, or

(iii)                               due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the LIBOR Interest Period.  The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market, and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.  A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

(b)                                 The Borrower hereby indemnifies RTFC against any loss or expense which may arise or be attributable to RTFC’s obtaining, liquidating or employing commercial paper, or other funds acquired to effect, fund or maintain the Term Loan C

(i)                                     as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with the Term Loan C,

(ii)                                  due to any failure of the Borrower to borrow on a date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion, or

(iii)                               due to any payment, prepayment or conversion of any RTFC Variable Rate Loan or RTFC Fixed Rate Loan on a date other than the last day of the applicable Term Interest Period and, in such event, shall pay, for the account of RTFC, the applicable Make-Whole Premium, if any.  A certificate of RTFC setting forth the basis for determining such amount, or amounts, necessary to compensate RTFC shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save manifest error.

SECTION 5.11              Capital Requirements.  If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to the Commitments and other commitments of this type, below the rate which the Lender or such other corporation could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by any such Lender, the Borrower shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction.  A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the circumstances giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof)..

SECTION 5.12              Taxes.

(a)                                  Payments Free and Clear.  Any and all payments by the Borrower hereunder or under the Notes or the Letters of Credit shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Administrative Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such

Lender or the Administrative Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender’s Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note or in respect of any Letter of Credit to any Lender or the Administrative Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.12) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions or withholdings been made, (B) the Borrower shall timely make such deductions or withholdings, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law, and (D) the Borrower shall deliver to the Administrative Agent evidence of such payment to the relevant Governmental Authority or other authority in the manner provided in Section 5.12(d).

(b)                                 Stamp and Other Taxes.  In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the Letters of Credit, the other Loan Documents, or the perfection of any rights or security interest in respect thereof (hereinafter referred to as “Other Taxes”).

(c)                                  Indemnity.  The Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 5.12) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Such indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d)                                 Evidence of Payment.  Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 14.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Administrative Agent.

(e)                                  Delivery of Tax Forms.  Each Lender organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to the Borrower, with a copy to the Administrative Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Assumption, as applicable, (i) two United States Internal Revenue Service Forms W-8ECI or Forms 8BEN, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal

Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes.  Each such Lender further agrees to deliver to the Borrower, with a copy to the Administrative Agent, a Form W-8BEN or W-8ECI, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form W-8BEN or W-8ECI that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrower and the Administrative Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-8BEN or W-8ECI, establishing an exemption from United States backup withholding tax.

(f)                                    Survival.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 5.12 shall survive the payment in full of the Obligations and the termination of the Commitments.

SECTION 5.13              Mitigation Obligations; Replacement of Lenders.

(a)                                  Designation of a Different Lending Office.  If any Lender requests compensation under Section 5.9(c) or 5.11, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.9(c), 5.11 or 5.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 5.9(c) or 5.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.12, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that

(A)                              the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 14.10,

(B)                                such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

(C)                                in the case of any such assignment resulting from a claim for compensation under Section 5.9(c) or 5.11 or payments required to be made pursuant to Section 5.12, such assignment will result in a reduction in such compensation or payments thereafter, and

(D)                               such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 5.14              Security.  The Obligations of the Borrower and the Guaranteed Obligations of the Guarantors shall be secured as provided in the Security Documents.

ARTICLE VI

CLOSING; CONDITIONS OF CLOSING AND BORROWING

SECTION 6.1                     Closing.  The closing shall take place at the offices of Kennedy, Covington, Lobdell & Hickman, L.L.P. at 10:00 a.m. on December 30, 2005, or on such other date as the parties hereto shall mutually agree.

SECTION 6.2                     Conditions to Closing and Initial Extensions of Credit.  The obligation of the Lenders to close this Agreement and to make the initial Loan or issue the initial Letter of Credit is subject to the satisfaction of each of the following conditions:

(a)                                  Executed Loan Documents.  This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Term Note in favor of each Term Lender requesting a Term Note, the Security Documents, together with any other applicable Loan Documents shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no default shall exist hereunder or thereunder.

(b)                                 Closing Certificates; etc.

(i)                                     Officer’s Certificate of the Borrower.  The Administrative Agent shall have received a certificate from a Responsible Officer, in form and substance satisfactory to the Administrative Agent, to the effect that all representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents are true, correct and complete; that the Loan Parties are not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Loan Parties have satisfied each of the closing conditions.

(ii)                                  Certificate of Secretary of the Loan Parties.  The Administrative Agent shall have received a certificate of the secretary or assistant secretary of each of the Loan Parties certifying as to the incumbency and genuineness of the signature of each officer of such Loan Party executing the Loan Documents to which it is a party and certifying that attached thereto is a correct and complete copy of (A) the articles of incorporation of such Loan Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, (B) the bylaws of such Loan Party as in effect on the date of such certifications, (C) the resolutions duly adopted by the board of directors of such Loan Parties authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.2(b)(iii).

(iii)                               Certificates of Good Standing.  The Administrative Agent shall have received certificates as of a recent date of the good standing of each of the Loan Parties under the laws of its jurisdiction of organization and to the extent requested by the Administrative Agent each other jurisdiction where any such Loan Party is qualified to do business.

(iv)                              Opinions of Counsel.  The Administrative Agent shall have received favorable opinions of counsel to the Loan Parties addressed to the Administrative Agent and the Lenders with respect to the Loan Parties, the Loan Documents and FCC and PUC matters.

(v)                                 Tax Forms.  The Administrative Agent shall have received copies of the United States Internal Revenue Service forms required by Section 5.12(e) hereof.

(vi)                              Insurance Certificate.  The Administrative Agent shall have received certificates of insurance evidencing procurement and maintenance of insurance policies required pursuant to the Security Documents.

(c)                                  Enventis Acquisition.

(i)                                     All regulatory and third-party approvals necessary for the consummation of the Enventis Acquisition shall have been obtained and remain in effect;

(ii)                                  The Enventis Acquisition shall have been consummated in all material respects in accordance with the terms and conditions of the Enventis Purchase Agreement and no provision of the Enventis Purchase Agreement shall have been amended or waived by any party thereto without the prior written consent of the Administrative Agent;

(iii)                               The Administrative Agent shall have received legal opinion(s) of Dorsey & Whitney, LLP, counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders and dated as of the Closing Date, which shall be in form and substance reasonably acceptable to the Administrative Agent, as to the due authorization, execution, delivery and enforceability of the Enventis Purchase Agreement and such other matters as reasonably requested by the Administrative Agent;

(iv)                              The Administrative Agent shall have received an Officer’s Compliance Certificate dated as of the Closing Date and executed by a Responsible Officer of the Borrower which demonstrates that, after giving pro forma effect to the Enventis Acquisition and the transactions contemplated by this Agreement, (A) EBITDA of the Borrower and its Subsidiaries for the twelve (12) consecutive calendar month period ending September 30, 2005 is not less than $38,000,000; (provided that for purposes of this Section 6.2(c)(iv) only, EBITDA of Enventis shall be calculated based upon an annualization of the information contained in the interim unaudited financial statements of Enventis and its Subsidiaries for the month of November, 2005 described in Section 6.2(c)(v)) and (B) the Leverage Ratio for such period is less than or equal to 3.75 to 1.00, in each case as if the Enventis Acquisition and the transactions contemplated by this Agreement had occurred on such date;

(v)                                 The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, (A) the financial audit of Enventis and its Subsidiaries for fiscal year 2004, (B) the unaudited financial statements of Enventis and its Subsidiaries for the fiscal quarter ended September 30, 2005 and (C) the unaudited financial statements of Enventis and its Subsidiaries for the months of October, 2005 and November, 2005;

(vi)                              The Administrative Agent shall have received evidence, in form and substance satisfactory to the Administrative Agent, that (i) any and all outstanding Debt of Enventis and its Subsidiaries shall have been repaid in full and all security interests and liens associated therewith shall have been terminated or (ii) the entire amount necessary to pay in full and discharge such outstanding Debt of Enventis and its Subsidiaries and all instruments and documents necessary to terminate such liens and security interests is being held in escrow upon terms and conditions acceptable to the Administrative Agent such that such Debt shall be paid in full and discharged and such liens and security interests terminated within two (2) Business Days following the Closing Date;

(vii)                           The Administrative Agent shall have completed its legal and business due diligence review of Enventis and the Enventis Acquisition and shall be satisfied with the results thereof; and

(viii)                        The Borrower shall have provided to the Administrative Agent copies of such additional documents and information relating to the Enventis Acquisition and the Enventis Purchase Agreement as the Administrative Agent shall reasonably request, each in form and substance satisfactory to the Administrative Agent, including, without limitation, certain employment agreements between Enventis and its employees and certain non-competition agreements in favor of Enventis.

(d)                                 Collateral.

(i)                                     Filings and Recordings.  All filings and recordations that are necessary to perfect the Liens of the Lenders in the collateral described in the Security Documents shall have been forwarded for filing in all appropriate locations and the Administrative Agent shall have received evidence satisfactory to the Administrative Agent that upon such filings and recordations such Liens will constitute valid and perfected first priority Liens therein.

(ii)                                  Pledged Collateral.  The Administrative Agent shall have received (A) with respect to all Subsidiaries other than Enventis, original stock certificates or other certificates evidencing the Pledged Stock (as defined in the Collateral Agreement) or other ownership interests pledged pursuant to the Collateral Agreement, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof, (B) with respect to Enventis, the Administrative Agent shall have received either (i) original stock certificates or other certificates evidencing the Pledged Stock (as defined in the Collateral Agreement) or other ownership interests pledged pursuant to the Collateral Agreement, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof or (ii) evidence in form and substance acceptable to the Administrative Agent that the foregoing stock certificates and stock powers described in clause (i) are being held in escrow upon terms and conditions acceptable to the Administrative Agent such that such stock certificates and stock powers shall be released from escrow within two (2) Business Days following the Closing Date, and (C) each original promissory note pledged pursuant to the Collateral Agreement.

(iii)                               Lien Search.  The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation and tax matters) made against the Borrower under the Uniform Commercial Code (or applicable judicial docket) as in effect in any state in which any of its assets are located, indicating among other things that its assets are free and clear of any Lien except for Permitted Liens hereunder.

(iv)                              Hazard and Liability Insurance.  The Administrative Agent shall have received certificates of insurance, evidence of payment of all insurance premiums for the current policy year of each (naming the Administrative Agent as loss payee (and mortgagee, as applicable) on all certificates for property hazard insurance and as additional insured on all certificates for liability insurance), and, if requested by the Administrative Agent, copies (certified by a Responsible Officer) of insurance policies in the form required under the Security Documents and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(e)                                  Consents; Defaults.

(i)                                     Governmental and Third Party Approvals.  The Loan Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Loan Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(ii)                                  No Injunction, Etc.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

(iii)                               No Event of Default.  No Default or Event of Default shall have occurred and be continuing.

(f)                                    Financial Matters.

(i)                                     Financial Statements.  The Administrative Agent shall have received (i) the most recent audited Consolidated financial statements of the Borrower and its Subsidiaries and (ii) the Borrower’s most recent annual report on Form 10-K and most recent quarterly report on Form 10-Q, in each case as filed with the Securities and Exchange Commission, all in form and substance satisfactory to the Administrative Agent.

(ii)                                  Financial Condition Certificate.  The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer, that (A) the Borrower and each of its Subsidiaries are each Solvent; provided that with respect to each Guarantor and the application of the Guaranteed Obligations hereunder, this representation is subject to the proviso set forth in Section 2.2 of the Guaranty Agreement, (B) each of the Loan Party’s payables are current and not past due, (C) attached thereto are calculations evidencing compliance on a pro forma basis with the covenants contained in Article X hereof, (D)  the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries and (E) attached thereto is a calculation of the Applicable Margin pursuant to Section 5.1(c).

(iii)                               Payment at Closing; Engagement Letter.  The Borrower shall have paid the fees set forth or referenced in Section 5.4 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses) to the Administrative Agent and Lenders, and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.  The Administrative Agent shall have received duly authorized and executed copies of the Engagement Letter.

(g)                                 Mortgages.  The Borrower shall have provided to the Administrative Agent, for the benefit of itself and the other Lenders, Mortgages on each of the properties identified as such on Schedule 7.1(q), and the following related documentation:

(i)                                     Title Opinion.  A favorable opinion of local counsel to the Loan Parties in form and substances satisfactory to the Administrative Agent and opining to the recordation of the Mortgage, the Lenders’ first priority Lien resulting from such recordation, and showing no Liens prior to Lenders’ Liens other than for ad valorem taxes not yet due and payable.

(ii)                                  Matters Relating to Flood Hazard Properties.  A certification from the National Research Center, or any successor agency thereto, regarding each parcel of real property securing any portion of the Obligations identifying whether such property lies within any flood plain. If such property does lie within a flood plain, then the Borrower shall procure flood insurance for such property.

(iii)                               Other Real Property Information.  Such other certificates, documents and information as are reasonably requested by the Lenders, including, without limitation, engineering and structural reports, permanent certificates of occupancy and evidence of zoning compliance, each in form and substance satisfactory to the Administrative Agent.

(h)                                 Miscellaneous.

(i)                                     Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.2(a) and Section 4.2, and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.

(ii)                                  Proceedings and Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lenders.  The Lenders shall have received copies of all other instruments and other evidence as the Lender may reasonably request, in form and substance satisfactory to the Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

(iii)                               Due Diligence.  The Administrative Agent and Lenders shall have completed their customary legal and business due diligence review of the Borrower and its Subsidiaries.

(iv)                              Termination of Outstanding Commitments.  The Borrower and its Subsidiaries shall have terminated all existing lines of credit.

(v)                                 System Documents.  If requested by the Administrative Agent, the Borrower shall deliver to the Administrative Agent copies of all FCC Licenses, PUC Authorizations, Network Agreements in existence as of the date of this Agreement.

(i)                                     Refinancing.  On the Closing Date, (i) all extensions of credit under the Prior Credit Agreement (“Existing Extensions of Credit”) made by any Prior Lender who is not a Lender hereunder shall be repaid in full and the commitments and other obligations and rights (except as expressly set forth in the Prior Credit Agreement) of such Prior Lender shall be terminated, (ii) all outstanding Existing Extensions of Credit (other than Existing Extensions of Credit consisting of the existing balance of the term loan) shall have been paid in cash in full,

(iii) the outstanding balance of all Existing Extensions of Credit with respect to the term loan under the Prior Credit Agreement shall be deemed to be converted into a Term Loan C under this Agreement (the “Term Loan C Conversion Amount”) and each Term Loan Lender with a Term Loan C Commitment shall fund in cash the difference between (A) such Lenders’ Term Loan C Commitment Percentage of the aggregate amount of the Term Loan C on the Closing Date and (B) the amount of such Lenders’ Existing Extension of Credit with respect to the term loan under the Prior Credit Agreement, the aggregate amount of such funding, together with the aggregate Term Loan C Conversion Amount shall equal the total Term Loan C Commitment, (iv) there shall have been paid in cash in full all accrued but unpaid interest due on the Existing Extensions of Credit to the Closing Date, (v) there shall have been paid in cash in full all accrued but unpaid fees under the Prior Credit Agreement due to the Closing Date and all other amounts, costs and expenses then owing to any of the Prior Lenders and/or Wachovia, as administrative agent under the Prior Agreement and (vi) all outstanding promissory notes issued by the Borrower to the Prior Lenders under the Prior Credit Agreement shall be deemed canceled and the originally executed copies thereof shall be promptly returned to the Administrative Agent who shall forward such notes to the Borrower.

SECTION 6.3                     Conditions to All Extensions of Credit.  The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit, but excluding any conversion or continuation of an existing Loan that does not increase the aggregate amount of the outstanding Extensions of Credit) and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

(a)                                  Continuation of Representations and Warranties.  The representations and warranties contained in Article VII shall be true and correct on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date; except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(b)                                 No Existing Default.  No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation, conversion, issuance or extension date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c)                                  Notices.  The Administrative Agent shall have received a Notice of Borrowing or Notice of Continuation/Conversion, as applicable, from the Borrower in accordance with Section 2.2(a), Section 4.2 or Section 5.2.

(d)                                 Additional Documents.  The Administrative Agent shall have received each additional document, instrument, legal opinion (with respect to any Incremental Term Loan) or other item reasonably requested by it.

SECTION 6.4                     Post-Closing Agreements.

(a)                                  Within sixty (60) days of the Closing Date, as such date may be extended by the Administrative Agent in its sole discretion, the Administrative Agent shall have received deposit account control agreements executed by the applicable Loan Party, the depositary bank and the Administrative Agent with respect to all Deposit Accounts, other than Excluded Deposit Accounts (in each case as defined in the Collateral Agreement), of the Loan Parties.

(b)                                 Within sixty (60) days of the Closing Date, as such date may be extended by the Administrative Agent in its sole discretion, the Administrative Agent shall have received releases of all liens and encumbrances on the assets of Mid-Communications, Inc. in favor of Rural Electrification Administration.

(c)                                  Within seven (7) days of the Closing Date, as such date may be extended by the Administrative Agent in its sole discretion, the Administrative Agent shall have received releases of all liens and encumbrances on the assets of Enventis in favor of GE Commercial Distribution Finance Corporation and Deutsche Financial Services Corporation.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

SECTION 7.1                     Representations and Warranties.  To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make the Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and Lenders, both before and after giving effect to the transactions contemplated hereunder, that:

(a)                                  Organization; Power; Qualification.  Each of the Borrower and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and (iii) is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except where the failure to obtain such qualification or authorization could not reasonably be expected to have a Material Adverse Effect.  The jurisdictions in which the Borrower and its Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 7.1(a).

(b)                                 Ownership.  Each Subsidiary of the Borrower as of the Closing Date is listed on Schedule 7.1(b). As of the Closing Date, the capitalization of the Borrower and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 7.1(b). All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable.  The shareholders of the Subsidiaries of the Borrower and the number of shares owned by each as of the Closing Date are described on Schedule 7.1(b). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of the Borrower or its Subsidiaries, except as described on Schedule 7.1(b).

(c)                                  Authorization of Agreement, Loan Documents and Borrowing.  Each of the Borrower and its Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms.  This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(d)                                 Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.  The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under (A) the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries, (B) any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound except where such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect or (C) any Governmental Approval relating to such Person except where such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents, or (iv) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement (other than those consents that have been obtained).

(e)                                  Compliance with Law; Governmental Approvals.  Each of the Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties, and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(f)                                    Tax Returns and Payments.  Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except any taxes, assessments and governmental charges or levies which the Borrower or any Subsidiary is contesting in good faith and with respect to which adequate reserves have been established and maintained in accordance with GAAP. Such returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby.  There is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of the Borrower and its Subsidiaries.  No Governmental Authority has asserted any Lien or other claim against the Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved.  The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and any of its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

(g)                                 Intellectual Property Matters.  Each of the Borrower and its Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

(h)                                 Environmental Matters.

(i)                                     The properties owned, leased or operated by the Borrower and its Subsidiaries now or in the past do not contain, and to the knowledge of the Borrower or any such Subsidiary have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws;

(ii)                                  The Borrower, each Subsidiary and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof, except for any such noncompliance or contamination that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(iii)                               Neither the Borrower nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

(iv)                              Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws, except where such violation or liability could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(v)                                 No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary or such properties or such operations; and

(vi)                              There has been no release, or to the best of the Borrower’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, except where such violation or liability could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(i)                                     ERISA.

(i)                                     As of the Closing Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 7.1(i);

(ii)                                  the Borrower and each ERISA Affiliate is in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired.  No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

(iii)                               No Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(iv)                              Neither the Borrower nor any ERISA Affiliate has:  (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;

(v)                                 No Termination Event has occurred or is reasonably expected to occur; and

(vi)                              No proceeding, claim, lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

(j)                                     Margin Stock.  Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System).  No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

(k)                                  Government Regulation.  Neither the Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

(l)                                     Material Contracts.  Schedule 7.1(l) sets forth a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries in effect as of the Closing Date not listed on any other Schedule hereto; other than as set forth in Schedule 7.1(l), each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. The Borrower and its Subsidiaries have delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 7.1(l) or any other Schedule hereto. Neither the Borrower nor any Subsidiary (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

(m)                               Employee Relations.  Each of the Borrower and its Subsidiaries has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 7.1(m). The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.

(n)                                 Burdensome Provisions.  Neither the Borrower nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.  No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its capital stock to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law.

(o)                                 Financial Statements.  The (i) Consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2004 and the related statements of income and retained earnings and cash flows for the Fiscal Years then ended, are complete and correct and fairly present the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended and (ii) unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2005, and related unaudited interim statements of revenue and retained earnings, copies of which have been furnished to the Administrative Agent and each Lender.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the financial statements described in clause (ii) of this Section 7.1(o).  The Borrower and its Subsidiaries have no Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

(p)                                 Solvency.  As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Borrower and each of its Subsidiaries will be Solvent; provided that with respect to each Guarantor and the application of the Guaranteed Obligations hereunder, this representation is subject to the proviso set forth in Section 2 of the Guaranty Agreement.

(q)                                 Titles to Properties.  Each of the Borrower and its Subsidiaries has such title to the real property listed on Schedule 7.1(q) owned by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Subsidiaries delivered pursuant to Section 7.1(o), except those which have been disposed of by the Borrower or its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

(r)                                    Liens.  None of the properties and assets of the Borrower or any Subsidiary thereof is subject to any Lien, except Liens permitted pursuant to Section 11.2. No financing statement under the Uniform Commercial Code of any state which names the Borrower or any Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither the Borrower nor any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by Section 11.2 hereof.

(s)                                  Debt and Guaranty Obligations.  Schedule 7.1(s) is a complete and correct listing of all Debt and Guaranty Obligations of the Borrower and its Subsidiaries as of the Closing Date in excess of $500,000. The Borrower and its Subsidiaries have performed and are in compliance with all of the terms of such Debt and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or its Subsidiaries exists with respect to any such Debt or Guaranty Obligation.

(t)                                    Litigation.  As of the Closing Date, there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority which could reasonably be expected to have a Material Adverse Effect, except, in each case, as set forth on Schedule 7.1(t).

(u)                                 Absence of Defaults.  No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Subsidiary thereof under any Material Contract or judgment, decree or order to which the Borrower or its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

(v)                                 Accuracy and Completeness of Information.  All written information, reports and other papers and data produced by or on behalf of the Borrower or any Subsidiary thereof and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter.  No document furnished or written statement made to the Administrative Agent or the Lenders by the Borrower or any Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower or its Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made.  The Borrower is not aware of any facts which it has not disclosed in writing to the Administrative Agent having a Material Adverse Effect, or insofar as the Borrower can now foresee, could reasonably be expected to have a Material Adverse Effect.

(w)                               Regulatory Matters.

(i)                                     Network Agreements, etc.  Each Network Agreement which qualifies as a Material Contract hereunder, to which the Borrower or any Subsidiary is a party is set forth on Part 1 of Schedule 7.1(w) hereto. Except for Network Agreements so designated on Part 1 of such Schedule, neither the Borrower nor any Subsidiary is a party to (i) any management or similar agreements with respect to the FCC Licenses held by any such Person or (ii) any agreement pursuant to which any such Person has agreed to share with others any portion of the revenues derived from any such FCC Licenses, or pursuant to which such FCC Licenses shall be subject to any right on the part of any other Person to require the Borrower or any Subsidiary to sell any such FCC Licenses. The terms of all Network Agreements to which the Borrower or any Subsidiary is a party, and the operation of each Cellular Communications System pursuant thereto, comply with the Communications Act of 1934, as amended, and all rules, regulations and policies of the FCC, any PUC and of any other Governmental Authority.  Each Network Agreement has been duly executed and delivered by the respective parties thereto, is in full force and effect and neither the Borrower nor any Subsidiary is in default of any of the provisions thereof.

(ii)                                  License Information.  To the extent requested by the Administrative Agent, Part 2 of Schedule 7.1(w) hereto sets forth, as of the date hereof (or as of the dates specified on such Schedule with respect to particular information), a true and complete list of the following information for each FCC License or PUC Authorization issued to the Borrower or any Subsidiary:

(1)                                  for each FCC License issued to the Borrower or any Subsidiary, the call sign, the name of the licensee, the transmitter location, the type of service, the frequency or frequencies authorized, the site name or location and the expiration dates; and

(2)                                  for each PUC Authorization issued to the Borrower or any Subsidiary, the geographic area covered by such Authorization, the services that may be provided thereunder and the expiration date, if any.

(iii)                               Condition of Systems.  All of the material properties, equipment and systems owned, leased or managed by the Borrower or any Subsidiary, and constituting part of the Telecommunications Systems are, and all such property, equipment and systems to be a acquired or added in connection with any contemplated system expansion or construction will be in compliance with all terms and conditions of their respective FCC Licenses and PUC Authorizations, and other Applicable Laws.

(iv)                              Fees.  The Borrower and each Subsidiary has paid all franchise, license or other fees and charges which have become due in respect of the Telecommunications Systems and has made appropriate provision as is required by GAAP for any such fees and charges which have accrued, except for such fees an charges being contested in good faith by appropriate proceedings.

(v)                                 License Compliance.  Except as specifically set forth in Part 2 of Schedule 7.1(w) hereto, the Borrower and its Subsidiaries have secured all material FCC Licenses, and, if applicable, any PUC and any other Governmental Authority exercising jurisdiction over the Telecommunications Systems of any such Person (or the construction of delivery systems therefor) required for the conduct of the business and operations of such business as currently conducted.

(vi)                              The FCC Licenses and PUC Authorizations specified on Part 2 of Schedule 7.1(w) hereto are valid and in full force and effect without conditions except for such conditions as are generally applicable to holders of FCC Licenses and such Authorizations.  No event has occurred and is continuing which could (i) result in the imposition of a forfeiture or the revocation, termination or adverse modification of any FCC License or PUC Authorization specified in Part 2 of Schedule 7.1(w) hereto or (ii) materially and adversely affect any rights of the Borrower or any Subsidiary; neither the Borrower nor any Subsidiary has reason to believe and has knowledge that the FCC Licenses and PUC Authorizations specified in Part 2 of Schedule 7.1(w) hereto will not be renewed in the ordinary course; and the Borrower and its Subsidiaries have sufficient time, materials, equipment, contract rights and other required resources to complete, in a timely fashion and in full, construction of any Cellular Communications System in compliance with all Applicable Laws.

(x)                                   No Material Adverse Change.  Since December 31, 2004, there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of the Borrower and its Subsidiaries and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

(y)                                 Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in locations where the Borrower or the applicable Subsidiary operates.

(z)                                   OFAC.  None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower: (i) is a Sanctioned Person, (ii) has a substantial portion of its assets in Sanctioned Entities, or (iii) derives a substantial portion of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

SECTION 7.2                     Survival of Representations and Warranties, Etc.  All representations and warranties set forth in this Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made on and as of the Closing Date, shall survive the Closing Date, shall be reasserted as provided in Section 6.3, and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VIII

FINANCIAL INFORMATION AND NOTICES

Until all the Obligations (other than contingent indemnification obligations not yet due and payable) have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.11 hereof, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 14.1, and to the Lenders at their respective addresses as set forth on the Register, or such other office as may be designated by the Administrative Agent and Lenders from time to time:

SECTION 8.1                     Financial Statements and Projections.

(a)                                  Quarterly Financial Statements.  As soon as practicable and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of any Fiscal Year, an unaudited Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated and consolidating statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to the absence of footnotes and normal year end adjustments.

(b)                                 Annual Financial Statements.  As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by an independent certified public accounting firm acceptable to the Administrative Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

(c)                                  Annual Business Plan and Financial Projections.  As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, a business plan of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet and a report containing management’s discussion and analysis of such projections, accompanied by a certificate from the chief financial officer of the Borrower to the effect that, to the best of such officer’s knowledge, such projections are good faith estimates of the financial condition and operations of the Borrower and its Subsidiaries for such four (4) quarter period.

SECTION 8.2                     FCC and PUC Matters.  As soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrower, an updated Schedule 7.1(w) hereto accompanied by a report identifying any Network Agreement previously scheduled, FCC License or PUC Authorization terminated, lost, surrendered or cancelled during such period, and within 10 Business Days of the receipt by the Borrower or any Subsidiary of notice that any Network Agreement previously scheduled, FCC License or PUC Authorization has been terminated, lost or cancelled, copies of any such notice accompanied by a report describing the measures undertaken by the Borrower and its Subsidiaries to prevent such termination, loss or cancellation (and the anticipated impact, if any, that such termination, loss or cancellation will have upon the business of the Borrower and its Subsidiaries).

SECTION 8.3                     Officer’s Compliance Certificate.  At each time financial statements are delivered pursuant to Sections 8.1 (a) or (b) and at such other times as the Administrative Agent shall reasonably request, a certificate of the chief financial officer or the treasurer of the Borrower in the form of Exhibit E attached hereto (an “Officer’s Compliance Certificate”).

SECTION 8.4                     Accountants’ Certificate.  At each time financial statements are delivered pursuant to Section 8.1(b), a certificate of the independent public accountants certifying such financial statements addressed to the Administrative Agent for the benefit of the Lenders:

(a)                                  stating that in making the examination necessary for the certification of such financial statements, they obtained no knowledge of any Default or Event of Default or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence; and

(b)                                 including the calculations prepared by such accountants required to establish whether or not the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Article X hereof as at the end of each respective period.

SECTION 8.5                     Other Reports.

(a)                                  Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its board of directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto; and

(b)                                 Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

SECTION 8.6                     Notice of Litigation and Other Matters.  Prompt (but in no event later than ten (10) days after an officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

(a)                                  the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses;

(b)                                 any notice of any violation received by the Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws;

(c)                                  any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Subsidiary thereof;

(d)                                 any attachment, judgment, lien, levy or order exceeding $500,000 that may be assessed against or threatened against the Borrower or any Subsidiary thereof;

(e)                                  any Default or Event of Default, or any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound;

(f)                                    (i)                                     any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

(g)                                 any event which makes any of the representations set forth in Section 7.1 inaccurate in any respect.

SECTION 8.7                     Accuracy of Information.         All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender (other than financial forecasts) whether pursuant to this Article VIII or any other provision of this Agreement, shall, at the time the same is so furnished, comply with Section 7.1(v).

ARTICLE IX

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not yet due and payable) have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 14.11, the Borrower will, and will cause each of its Subsidiaries to:

SECTION 9.1                     Preservation of Corporate Existence and Related Matters. Except as permitted by Section 11.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under Applicable Law, except where a failure to obtain such qualification or authorization could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.2                     Maintenance of Property. In addition to the requirements of any of the Security Documents, protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

SECTION 9.3                     Insurance. In addition to the requirements set forth in the Security Documents, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents (including, without limitation, hazard and business interruption insurance), and on the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

SECTION 9.4                     Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

SECTION 9.5                     Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all material taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other material indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Subsidiary may contest any item described in clauses (a) or (b) of this Section 9.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

SECTION 9.6                     Compliance With Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.7                     Environmental Laws. In addition to and without limiting the generality of Section 9.6, (a) comply with, and use all commercially reasonable efforts to ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and use all commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, Administrative Agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

SECTION 9.8                     Compliance with ERISA. In addition to and without limiting the generality of Section 9.6, (a) comply with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (b) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code, (d) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (e) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

SECTION 9.9                     Compliance With Agreements. Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract, except where the failure to so comply with respect to such leases, agreements and other instruments could not reasonably be expected to have a Material Adverse Effect; provided, that the Borrower or such Subsidiary may contest any such lease, agreement or other instrument, including without limitation, any Material Contract, in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

SECTION 9.10              Conduct of Business. Engage only in businesses in which engaged as of the date of the Prior Credit Agreement, and businesses reasonably related thereto and in furtherance thereof.

SECTION 9.11              Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time (and so long as no Default or Event of Default shall have occurred and be continuing, upon reasonable notice and during business hours), to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

SECTION 9.12              Additional Subsidiaries. (a) Additional Domestic Subsidiaries.  Within thirty (30) days after the acquisition or creation of any Domestic Subsidiary of the Borrower, cause to be executed and delivered to the Administrative Agent (i) a duly executed Joinder Agreement, whereby the Borrower shall pledge the stock of such Domestic Subsidiary and such new Domestic Subsidiary shall become a Guarantor under the Guaranty Agreement and Grantor under the Collateral Agreement, (ii) upon request of the Administrative Agent, favorable legal opinions addressed to the Administrative Agent and Lenders in form and substance satisfactory thereto with respect to such Joinder Agreement and (iii) such other documents and closing certificates as may be reasonably requested by the Administrative Agent which provide that such Domestic Subsidiary shall become a Guarantor bound by all of the terms, covenants and agreements contained in the Loan Documents and that the assets of such Domestic Subsidiary shall become Collateral for the Guaranteed Obligations.

(b)                                 Additional Foreign Subsidiaries.  Within thirty (30) days after the acquisition or creation of any first tier Foreign Subsidiary of the Borrower, cause to be executed and delivered to the Administrative Agent (i) a duly executed Joinder Agreement, whereby the Borrower shall pledge sixty-five (65%) of the total outstanding capital stock of such Foreign Subsidiary, (ii) upon request of the Administrative Agent, favorable legal opinions addressed to the Administrative Agent and Lenders in form and substance satisfactory thereto with respect to such Joinder Agreement and (iii) such other documents and closing certificates as may be reasonably requested by the Administrative Agent which provide that such Foreign Subsidiary shall be bound by all of the terms, covenants and agreements contained in the Loan Documents, provided that if any Foreign Subsidiary guarantees any Debt of the Borrower or any of its Subsidiaries, the Borrower and its Subsidiaries shall cause such Foreign Subsidiary to (A) become a Guarantor by delivering to the Administrative Agent a duly executed supplement to the applicable Guaranty Agreement or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose, (B) to the extent not already required to be delivered under this subsection (b), grant a security interest in all Collateral owned by such Foreign Subsidiary by delivering to the Administrative Agent a duly executed supplement to each Security Document or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose and comply with the terms of each Security Document and (C) deliver to the Administrative Agent such other documents and closing certificates consistent with subsection (a) above or otherwise as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent. Notwithstanding anything in the immediately preceding proviso to the contrary, the requirements of such proviso shall not apply to any Foreign Subsidiary to the extent that such requirements would (a) be prohibited by applicable law or (b) cause materially adverse tax implications for any Borrower or any Domestic Subsidiary under Section 956 of the Code.

SECTION 9.13              Further Assurances.  Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or any Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement and the other Loan Documents.

SECTION 9.14              CoBank Participation Certificates.  At all times during which CoBank, ACB (“CoBank”) is a Lender hereunder, acquire and maintain non-voting participation certificates in CoBank (the “Participation Certificates”) in such amounts and at such times as CoBank may from time to time require in accordance with its bylaws and capital plan (as each may be amended from time to time); provided, however, that the maximum amount of Participation Certificates that the Borrower may be required to purchase may not exceed the maximum amount permitted by CoBank’s bylaws as in effect on the date hereof.  The rights and obligations of the parties with respect to the Participation Certificates and any other patronage or other distributions shall be governed by CoBank’s bylaws.

SECTION 9.15              RTFC Eligibility.  Maintain the Borrower’s eligibility to borrow from RTFC, consistent with RTFC’s written policies set forth in its constitutive documents with respect to borrowing eligibility in effect on the date of this Agreement.

SECTION 9.16              Interest Rate Contracts.  Maintain Interest Rate Contracts with respect to interest rate exposure under this Agreement with durations of at least three (3) years and an aggregate notional principal amount thereunder equal to at least fifty percent (50%) of the sum of the Term Loan B Commitment plus the Term Loan C Commitment, and otherwise in form and substance reasonably satisfactory to the Administrative Agent.  The Existing Interest Rate Contracts shall be deemed to satisfy the requirements of this Section 9.16; provided that, upon the termination or expiration thereof, the Borrower extends or replaces such Existing

Interest Rate Contracts with Interest Rate Contracts which contain terms and conditions that satisfy the first sentence of this Section 9.16.

ARTICLE X

FINANCIAL COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not yet due and payable) have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.11 hereof, the Borrower and its Subsidiaries on a Consolidated basis will not:

SECTION 10.1              Maximum Leverage Ratio. As of the date of any fiscal quarter end during the applicable period set forth below, permit the ratio (the “Leverage Ratio”) of (a) Total Debt as of such fiscal quarter end to (b) EBITDA for the four consecutive fiscal quarter period ending on such fiscal quarter end, to exceed the corresponding ratio set forth below:

Period	Ratio
Closing Date through 9/30/2007	4.25 to 1.00
10/01/2007 through 9/30/2008	4.00 to 1.00
10/01/2008 through 9/30/2009	3.75 to 1.00
10/01/2009 through 9/30/2010	3.50 to 1.00
10/01/2010 and thereafter	3.25 to 1.00

SECTION 10.2              [Reserved.]

SECTION 10.3              Interest Coverage Ratio.  As of any fiscal quarter end, permit the ratio of (a) EBITDA for the four consecutive fiscal quarter periods ending on such fiscal quarter end to (b) Interest Expense as of such fiscal quarter end to be less than 2.50 to 1.00.

SECTION 10.4              Maximum Capital Expenditure. In any Fiscal Year, permit Capital Expenditures to exceed the amounts set forth below:

Fiscal Year	Amount
2006	$25,000,000
2007	$23,500,000
2008 and thereafter	$22,000,000

provided that the maximum amount of Capital Expenditures permitted by this Section 10.4 in any Fiscal Year shall be increased by the amount of Capital Expenditures that were permitted to be made under this Section 10.4 in the immediately preceding Fiscal Year (without giving effect to any carryover amount from prior Fiscal Years) over the amount of Capital Expenditures actually made during such preceding Fiscal Year.  Notwithstanding anything to the contrary in this Section 10.4, if, as of any fiscal quarter end, the Leverage Ratio is less than 3.00 to 1.00, the amount of Capital Expenditures shall not be limited provided that such Leverage Ratio remains less than 3.00 to 1.00 both before and after giving effect to such Capital Expenditure.

ARTICLE XI

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not yet due and payable) have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.11 hereof, the Borrower will not and will not permit any of its Subsidiaries to:

SECTION 11.1              Limitations on Debt.  Create, incur, assume or suffer to exist any Debt except:

(a)                                  the Obligations (excluding any Hedging Obligations permitted pursuant to Section 11.1(b));

(b)                                 Debt incurred in connection with a Hedging Agreement with a counterparty and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent;

(c)                                  Debt existing on the Closing Date and not otherwise permitted under this Section 11.1, as set forth on Schedule 7.1(s) and the renewal and refinancing (but not the increase of the aggregate principal amount thereof) thereof; and

(d)                                 (i) Debt incurred in connection with Capitalized Leases, (ii) Debt consisting of Guaranty Obligations (provided that the Guaranty Obligations permitted by Section 11.1(g) shall not be included in the calculation of the permitted maximum amount under this Section 11.1(d)), and (iii) any other Debt, in an aggregate principal amount for all Debt referred to in this Section 11.1(d) not to exceed $10,000,000 on any date of determination.

(e)                                  Debt of the Borrower to any Guarantor and Debt of any Guarantor to the Borrower or any other Guarantor;

(f)                                    Debt of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person, to the extent such Debt was not incurred in connection with or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, not to exceed in the aggregate at any time outstanding $20,000,000; and

(g)                                 Debt consisting of either (i) purchase money Debt of Enventis incurred after the Closing Date to GE Commercial Distribution Finance Corporation or an affiliated entity for wholesale inventory financing upon terms and conditions acceptable to the Administrative Agent in an aggregate amount not to exceed $13,000,000 on any date of determination (the “GE Financing”) or (ii) until such time as the GE Financing is established, Guaranty Obligations of the Borrower in favor of Cisco Systems, Inc. (“Cisco”) on account of trade payables of Enventis to Cisco arising in the ordinary course of business in connection with such inventory financing.

SECTION 11.2              Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including without limitation shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

(a)                                  Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(b)                                 statutory Liens in favor of CoBank on all equity evidenced by the Participation Certificates which the Borrower may now own or hereafter acquire or be allocated in CoBank;

(c)                                  the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings and statutory liens of landlords with regard to any leased property;

(d)                                 Liens consisting of deposits or pledges made in the ordinary course of business (i) in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation or obligations (not to exceed $500,000) under customer service contracts and (ii) to secure the performance of tenders, statutory obligations, surety bonds (other than appeal bonds), bids, leases, government contracts, performance and return of money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money); provided that the security for such obligations is limited solely to such deposits or to the pledge of the specific goods which are related to the particular project or contract which is the subject of such bond, bid, or lease;

(e)                                  Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(f)                                    Liens not otherwise permitted by this Section 11.2 and in existence on the Closing Date and described on Schedule 11.2;

(g)                                 Liens securing purchase money Debt permitted under Section 11.1(d) and Section 11.1(g) or obligations under trade payables in the ordinary course of business not more than ninety (90) days past due owing by Enventis to Cisco pursuant to the arrangements decribed in Section 11.1(g); provided that (i) such Liens shall be created substantially simultaneously with the acquisition of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt and with respect to the purchase money Debt referred to in Section 11.1(g), the related accounts receivable resulting from the sale of such asset by the Borrower, (iii) the amount of Debt secured thereby is not increased and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price of such property at the time it was acquired;

(h)                                 Liens in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders under the Loan Documents;

(i)                                     Liens existing on any asset of any Person at the time such Person becomes a Subsidiary or is merged or consolidated with or into a Subsidiary which (i) were not created in contemplation of or in connection with such event and (ii) do not extend to or cover any other property or assets of Borrower or any Subsidiary, so long as any Debt related to any such Liens are permitted under Section 11.1(f);

(j)                                     (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction and (ii) provided that such depositary bank has executed and delivered a deposit account control agreement with respect to such deposit account to the extent required pursuant to the Collateral Agreement, Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of the Borrower or any Subsidiary thereof;

(k)                                  Liens securing judgments for the payment of money not constituting an Event of Default under Section 12.1(n) or securing appeal or other surety bonds related to such judgments; and

(l)                                     Liens not otherwise permitted hereunder securing obligations not at any time exceeding in the aggregate $1,000,000.

SECTION 11.3              Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture (including without limitation the creation or capitalization of any Subsidiary), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:

(a)                                  investments existing on the Closing Date in Subsidiaries and the other existing loans, advances and investments not otherwise permitted by this Section 11.3 described on Schedule 11.3;

(b)                                 investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within 120 days from the date of acquisition thereof, (ii) commercial paper maturing no more than 120 days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than 120 days from the date of creation thereof issued by commercial banks incorporated under the laws of the

United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (iv) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder;

(c)                                  investments by the Borrower or any Subsidiary in the form of (i) acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person or (ii) investments in Subsidiaries, so long as such acquisition or investment has been previously approved in writing by the Required Lenders; provided, however, that the Borrower or any Subsidiary shall be permitted to make any one or more individual acquisitions or a series of related acquisitions (or for any such investment) with a total consideration (or investment amount) of up to $15,000,000 per any such acquisition or series of related acquisitions (or any such investment) without the approval of the Required Lenders so long as (i) no Default or Event of Default shall have occurred and be continuing or shall be created thereby, (ii) the Borrower shall have delivered to the Administrative Agent financial projections in form and substance reasonably satisfactory to the Administrative Agent, evidencing compliance, on a pro forma basis, with the covenants contained in Articles X and XI and (iii) the total consideration for such acquisitions (or investment) does not exceed in the aggregate $35,000,000 during the term of this Agreement; provided further that such acquired Subsidiary comply with Section 9.12 hereof;

(d)                                 investments in Participation Certificates of CoBank to the extent required by Section 9.14;

(e)                                  investments in SCCs of RTFC of not more than 10% of the Term Loan C Commitment;

(f)                                    Hedging Agreements permitted pursuant to Section 11.1;

(g)                                 investments in the form of loans and advances to employees in the ordinary course of business, including, without limitation, in connection with the purchase or retention of capital by such employees in the ordinary course of business, which, in the aggregate do not at any time exceed $250,000;

(h)                                 investments comprised of notes payable, stock or other securities issued by account debtors to the Borrower or any Guarantor pursuant to negotiated agreements with respect to the settlement of such account debtor’s accounts in the ordinary course of business; provided that the aggregate amount of such accounts so settled by the Borrower and such Guarantor does not exceed $2,500,000 in the aggregate on any date of determination;

(i)                                     investments not otherwise permitted pursuant to this Section 11.3 in an amount not to exceed $1,000,000; and

(j)                                     investments consisting of promissory notes acquired by the Borrower in connection with the sale of assets permitted under Section 11.5(b); provided that at least seventy-five percent (75%) of the total consideration received by the Borrower for each such sale of assets shall be paid in cash to the Borrower and an amount not to exceed twenty-five percent (25%) of the total consideration received by the Borrower for each such sale of assets may be paid by promissory note payable to the Borrower; provided further that each such promissory in the original principal amount of $10,000 or more shall be pledged to the Administrative Agent in accordance with the terms of the Collateral Agreement within ten (10) Business Days after such sale.

SECTION 11.4              Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)                                  any Wholly Owned Subsidiary of the Borrower may merge with any other Wholly Owned Subsidiary of the Borrower or into the Borrower, as long as the Borrower is the surviving corporation;

(b)                                 any Wholly Owned Subsidiary may merge into the Person such Wholly Owned Subsidiary was formed to acquire in connection with an acquisition permitted by Section 11.3(c); and

(c)                                  any Wholly Owned Subsidiary of the Borrower may wind-up into the Borrower or any other Wholly Owned Subsidiary of the Borrower;

provided that prior to any merger permitted under this Section 11.4, the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory thereto demonstrating compliance with Articles X and XI of this Agreement, both before and after giving effect to such merger.

SECTION 11.5              Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

(a)                                  the sale of inventory in the ordinary course of business;

(b)                                 the sale of obsolete assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

(c)                                  the transfer of assets to the Borrower or any Wholly Owned Subsidiary of the Borrower pursuant to any transaction permitted by Section 11.4;

(d)                                 the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(e)                                  any other sale of assets; provided that (i) after giving effect to such asset sale, EBITDA attributable to all assets sold or to be sold (A) during the then-current Fiscal Year does not exceed ten percent (10%) of total EBITDA for the period of twelve (12) consecutive months ending on the month end immediately preceding the date of such proposed sale, and (B) during the term of this Agreement, does not exceed, twenty percent (20%) of total EBITDA for the period of four (4) consecutive fiscal quarters ending on the quarter end immediately preceding the date of such proposed sale and (ii) if applicable, the Net Cash Proceeds thereof are applied to the Loans in accordance with Section 4.5(b);

(f)                                    the disposition of any Hedging Agreement;

(g)                                 leases and licenses of property or assets by the Borrower or any Subsidiary thereof in the ordinary course of business (so long as such lease or license does not create a Capitalized Lease Obligation not otherwise permitted pursuant to Section 11.2); and

(h)                                 disposition by the Borrower or any Subsidiary thereof of investments permitted pursuant to Section 11.3 to the extent the proceeds of such disposition are reinvested in other investments permitted pursuant to Section 11.3.

SECTION 11.6              Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its capital stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock, or make any distribution of cash, property or assets among the holders of shares of its capital stock, or make any change in its capital structure; provided that:

(a)                                  the Borrower or any Subsidiary may pay dividends in shares of its own capital stock;

(b)                                 the Borrower may (i) pay cash dividends to its equity holders and (ii) purchase, redeem or otherwise acquire shares of its capital stock (“Stock Repurchases”); provided that (A) the aggregate amount of such dividends and Stock Repurchases shall not exceed in any Fiscal Year one hundred percent (100%) of Net Income for the immediately preceding Fiscal Year, (B) the Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent demonstrating compliance with Articles X and XI hereof both before and after giving effect to such dividend payment or Stock Repurchase, (C) each Stock Repurchase shall have been duly authorized by the Borrower’s board of directors, and (D) in no event shall Stock Repurchases exceed $2,500,000 in the aggregate in any Fiscal Year; and

(c)                                  any Subsidiary may pay cash dividends to the Borrower.

SECTION 11.7              Limitations on Exchange and Issuance of Capital Stock. Issue, sell or otherwise dispose of any class or series of capital stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Debt or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

SECTION 11.8                                      Transactions with Affiliates. Directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) of this Section with any of its Affiliates other than:

(A)                              transactions permitted by Section 11.3, 11.4, 11.6 and 11.7;

(B)                                transactions existing on the Closing Date and described on Schedule 11.8;

(C)                                compensation and reimbursement of reasonable expenses of officers and directors consistent with past practice of the Borrower and its Subsidiaries; and

(D)                               other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arms-length transaction with an independent, unrelated third party as determined in good faith by the board of directors of the Borrower.

SECTION 11.9                                      Certain Accounting Changes. Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner adverse in any respect to the rights or interests of the Lenders.

SECTION 11.10                               Amendments; Payments and Prepayments of Subordinated Debt.

(a)                                  Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Debt in any respect which would materially adversely affect the rights or interests of the Administrative Agent and Lenders hereunder.

(b)                                 Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof) any Subordinated Debt, except refinancings, refundings, renewals, extensions or exchange of any Subordinated Indebtedness permitted by Section 11.1.

SECTION 11.11                               Restrictive Agreements.  (a) Enter into any Debt which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles IX, X and XI hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt or (b) enter into any agreement which shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of the Borrower to make any payment to the Borrower (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Borrower to pay the Obligations.

SECTION 11.12                               Nature of Business. Alter in any material respect the character or conduct of the business conducted by the Borrower and its Subsidiaries as of the Closing Date.

SECTION 11.13                               Impairment of Security Interests. Take or omit to take any action, which might or would have the result of materially impairing the Liens in favor of the Administrative Agent with respect to the Collateral or grant to any Person (other than the Administrative Agent for the benefit of itself and the Lenders pursuant to the Security Documents) any interest whatsoever in the Collateral, except for Liens permitted under Section 11.2 and asset sales permitted under Section 11.5.

ARTICLE XII

DEFAULT AND REMEDIES

SECTION 12.1                                      Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a)                                  Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan, Note or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b)                                 Other Payment Default. The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan, Note or Reimbursement Obligation or the payment of any other Obligation and such default shall continue for a period of three (3) Business Days.

(c)                                  Misrepresentation. Any representation or warranty made or deemed to be made by the Borrower or any of its Subsidiaries under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

(d)                                 Default in Performance of Certain Covenants. The Borrower shall default in the performance or observance of any covenant or agreement contained in Section 6.4, Sections 10.1 through 10.4 or Articles X or XI of this Agreement.

(e)                                  Default in Performance of Other Covenants and Conditions. The Borrower or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 12.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.

(f)                                    Hedging Agreement. Any termination payment shall be due by the Borrower under any Hedging Agreement to which any Lender is a party and such amount is not paid within thirty (30) Business Days of the due date thereof.

(g)                                 Debt Cross-Default. The Borrower or any of its Subsidiaries shall (i) default in the payment of any Debt (other than the Loans or any Reimbursement Obligation) or interest thereon, the aggregate outstanding amount of which Debt is in excess of $1,000,000 beyond the period of grace, if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $1,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

(h)                                 Other Cross-Defaults. The Borrower or any of its Subsidiaries shall default in the payment when due, or in the performance or observance, of any obligation or condition of any (i) Material Contract unless, but only as long as, the existence of any such default is being contested by the Borrower or such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Subsidiary to the extent required by GAAP or (ii) any Security Document.

(i)                                     Change in Control. Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) other than the Current Management Group shall obtain ownership or control in one or more series of transactions of more than twenty percent (20%) of the common stock or twenty percent (20%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower or there shall have occurred under any indenture or other instrument evidencing any Debt in excess of $1,000,000 any “change in control” (as defined in such indenture or other evidence of Debt) obligating the Borrower to repurchase, redeem or repay all or any part of the Debt or capital stock provided for therein (any such event, a “Change in Control”). As used herein, “Current Management Group” means any group referred to above which includes, and is under the general direction and authority of, at least two of Robert Alton, David Christensen, John Finke, Mary Jacobs, Jay Knauf, Lane Nordquist, F. Ernest Lombard and Jon Anderson so long as such individuals continue to be employed in a managerial capacity by the Borrower.

(j)                                     Voluntary Bankruptcy Proceeding. The Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(k)                                  Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(l)                                     Failure of Agreements. Any provision of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or Subsidiary party thereto or any such Person shall so state in writing, or this Agreement or any other Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

(m)                               Termination Event. The occurrence of any of the following events:  (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $1,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plan makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $1,000,000.

(n)                                 Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $1,000,000 in any Fiscal Year shall be entered against the Borrower or any of its Subsidiaries by any court and such judgment or order shall continue without discharge or stay for a period of thirty (30) days.

(o)                                 Loss of License; Material Adverse Change. Any FCC License or PUC Authorization or other Governmental Approval of the Borrower or any of its Subsidiaries shall be revoked, canceled, suspended, otherwise terminated, or fail to be renewed, which in any such case could be expected (in the reasonable judgment of the Lenders) to have a Material Adverse Effect.

(p)                                 Environmental. Any one or more Environmental Claims shall have been asserted against the Borrower or any Loan Party; the Borrower and any Loan Party would be reasonably likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 12.2                                      Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a)                                  Acceleration; Termination of Facilities. Terminate the Commitments and declare the principal of and interest on the Loans, the Notes and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (other than any Hedging Agreement) (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and all other Obligations (other than obligations owing under any Hedging Agreement), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 12.1(j) or (k), the Credit Facility shall be automatically terminated and all Obligations (other than obligations owing under any Hedging Agreement) shall automatically become due and payable.

(b)                                 Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding subsection (a), require the Borrower at such time to deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations.  After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

(c)                                  Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower’s Obligations.

SECTION 12.3                                      Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the

Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 12.4                                      Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3, 5.4 and 14.2) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.4 and 14.2.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XIII

THE ADMINISTRATIVE AGENT

SECTION 13.1                                      Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints Wachovia to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the

Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

SECTION 13.2                                      Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 13.3                                      Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 14.11 and Section 12.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 13.4                                      Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 13.5                                      Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 13.6                                      Resignation of Administrative Agent.

(a)                                  The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 14.2 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)                                 Any resignation by Wachovia as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, (b) the retiring Issuing Lender shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 13.7                                      Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 13.8                                      No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

SECTION 13.9                                      Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                                  to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of itself and the Lenders, under any Loan Document (i) upon repayment of the outstanding principal of and all accrued interest on the Loans, payment of all outstanding fees and expenses hereunder, the termination of the Lenders’ Commitments and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 14.11, if approved, authorized or ratified in writing by the Required Lenders;

(b)                                 to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Collateral that is permitted by Section 11.2(f); and

(c)                                  to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.1                                      Notices.

(a)                                  Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing.  Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, or telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested.  A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

(b)                                 Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:	Hickory Tech Corporation
221 East Hickory Street
P.O. Box 3248
Mankato, MN 56002-3248
Attention: The Office of the Chief Financial Officer,
David A. Christensen
Telephone No.: (507) 387-1713
Telecopy No.: (507) 625-9191

If to Wachovia as	Wachovia Bank, National Association
Administrative Agent:	Charlotte Plaza, CP-15
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services
Telephone No.: (704) 374-2698
Telecopy No.: (704) 383-0288

If to any Lender:	To the Address set forth on the Register

(c)                                  Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit issued.

SECTION 14.2                                      Expenses; Indemnity.

(a)                                  Costs and Expenses. The Borrower and any other Loan Party, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Applicable Margin (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.8.

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments. All amounts due under this Section shall be payable promptly after demand therefor.

SECTION 14.3                                      Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Lender, irrespective of whether or not such Lender or the Issuing Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have.  Each Lender and Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 14.4                                      Governing Law.

(a)                                  This Agreement, the Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina, without reference to the conflicts or choice of law principles thereof.

(b)                                 Submission to Jurisdiction. The Borrower and each other Loan Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the state and federal courts located in Mecklenburg County, North Carolina, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such North Carolina State court or, to the fullest extent permitted by Applicable Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c)                                  Waiver of Venue. The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 14.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 14.5                                      Intentionally Omitted.

SECTION 14.6                                      Binding Arbitration; Waiver of Jury Trial.

(a)                                  Binding Arbitration. Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document (“Disputes”), between or among parties hereto and to the other Loan Documents shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder.  Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, disputes as to whether a matter is subject to arbitration, or claims concerning any aspect of the past, present or future relationships arising out of or connected with the Loan Documents.  Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act.  All arbitration hearings shall be conducted in Charlotte, North Carolina. The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitations shall apply to any Dispute.  A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding anything foregoing to the contrary, any arbitration proceeding demanded hereunder shall begin within ninety (90) days after such demand thereof and shall be concluded within one hundred twenty (120) days after such demand.  These time limitations may not be extended unless a party hereto shows cause for extension and then such extension shall not exceed a total of sixty (60) days.  The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. The parties hereto do not waive any applicable Federal or state substantive law except as provided herein.  Notwithstanding the foregoing, this paragraph shall not apply to any Hedging Agreement that is a Loan Document.

(b)                                 Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND

(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(c)                                  Preservation of Certain Remedies. Notwithstanding the preceding binding arbitration provisions, the parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute.  Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies, as applicable:  (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under Applicable Law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment.  Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

SECTION 14.7                                        Reversal of Payments.  To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 14.8                                        Injunctive Relief; Punitive Damage.

(a)                                  The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b)                                 The Administrative Agent, the Lenders and the Borrower (on behalf of itself and its Subsidiaries) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

SECTION 14.9                                        Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 14.10                                 Successors and Assigns; Participations.

(a)                                  Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i)                                     except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless (A) such assignment is made to an existing Lender, to an Affiliate thereof, or (with respect to any Term Loan) to an Approved Fund, in which case no minimum amount shall apply, or (B) each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii)                                  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)                               any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent and the Issuing Lender unless the Person that is the proposed assignee is itself a Lender with a Revolving Credit Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)                              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.9, 5.10, 5.12 and 14.2 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)                                  Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 14.11 that directly affects such Participant.  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.9, 5.10 and

5.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.2 as though it were a Lender, provided such Participant agrees to be subject to Section 5.7 as though it were a Lender.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 5.9 and 5.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f)                                    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 14.11                                 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a)                                  waive any condition set forth in Section 6.2 without the written consent of each Lender;

(b)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 12.2) or the amount of Loans of any Lender without the written consent of such Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(d) during the continuance of an Event of Default, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;

(e)                                  change Section 5.5 or Section 5.6 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)                                    change Section 4.5(b)(v) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender;

(g)                                 change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(h)                                 release all of the Guarantors or release Guarantors comprising substantially all of the credit support for the Obligations, in either case, from the Guaranty Agreement (other than as authorized in Section 13.9), without the written consent of each Lender;

(i)                                     release all or a material portion of the Collateral or release any Security Document (other than as authorized in Section 13.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

SECTION 14.12                                 Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any purchasing Lender, proposed purchasing Lender, Participant or proposed Participant, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 14.13                                 Performance of Duties. The Borrower’s obligations under this Agreement and each of the Loan Documents shall be performed by the Borrower at its sole cost and expense.

SECTION 14.14                                 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Credit Facility has not been terminated.

SECTION 14.15                                 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIV and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 14.16                                 Titles and Captions. Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 14.17                                 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 14.18                                 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

SECTION 14.19                                 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full.  The Administrative Agent is hereby permitted to release all Liens on the Collateral in favor of the Administrative Agent, for the ratable benefit of itself and the Lenders, upon repayment of the outstanding principal of and all accrued interest on the Loans, payment of all outstanding fees and expenses hereunder and the termination of the Lender’s Commitments.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 14.20                                 Inconsistencies with Other Documents; Independent Effect of Covenants.

(a)                                  The Borrower expressly acknowledges and agrees that each covenant contained in Articles IX, X, or XI hereof shall be given independent effect.  Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles IX, X, or XI if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles IX, X, or XI.

SECTION 14.21                                 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 14.22                               Advice of Counsel, No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 14.23                                 USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and Guarantors, which information includes the name and address of the Borrower and Guarantor and other information that will allow such Lender to identify the Borrower or Guarantor in accordance with the Act.

SECTION 14.24                               Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Prior Credit Agreement, as amended, effective from and after the Closing Date.  The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Prior Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement.  On the Closing Date, the credit facilities described in the Prior Credit Agreement, as amended, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Prior Credit Agreement, as amended, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the Commitments of the Lenders hereunder.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

[CORPORATE SEAL]	HICKORY TECH CORPORATION, as Borrower

	By:	/s/ David A. Christensen
Name: David A. Christensen
Title: Senior Vice President, CFO, Treasurer and Secretary

[Third Amended and Restated Credit Agreement]

WACHOVIA BANK, NATIONAL
ASSOCIATION, as Administrative Agent and Lender

By:	/s/ Franklin M. Wessinger
	Name:	Franklin M. Wessinger
	Title:	Managing Director

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Keith Kubota
	Name:	Keith Kubota
	Title:	Vice President

GENERAL ELECTRIC CAPITAL
CORPORATION, as Lender

By:	/s/ Karl Kieff
Name: Karl Kieff
Title: Duly Authorized Signatory

COBANK, ACB, as Lender

By:	/s/ Roger Opp
Name: Roger Opp
Title: Vice President

RURAL TELEPHONE FINANCE
CORPORATIVE, as Lender

By:	/s/ Robinson C. Reed
	Name:	Robin C. Reed
	Title:	Assistant Secretary-Treasurer